Exhibit 10.1

OFFER LETTER

To:	Sara Lee Corporation 3500 Lacey Road
Downers Grove
IL 60515 USA

For the attention of: Brenda C. Barnes: Chairman and Chief Executive Officer

25 September 2009

STRICTLY PRIVATE AND CONFIDENTIAL

IRREVOCABLE BINDING OFFER: SALE AND PURCHASE OF WORLDWIDE BODY CARE BUSINESS AND EUROPEAN DETERGENTS BUSINESS

Dear Ms. Barnes,

We refer to the proposed sale by Sara Lee Corporation (the Seller) of the Shares and the Businesses comprising the Worldwide Body Care Business and European Detergents Business (together the Acquired Businesses). Terms defined in this letter shall have the same meaning as set forth in the draft sale and purchase agreement (the Draft SPA) in the form attached to this letter as Annex 1. The Seller and the Purchaser are together referred to as the Parties.

1.	PURCHASER OFFER

1.1	Unilever N.V. and Unilever PLC (together the Purchaser) hereby make an irrevocable and binding offer (the Purchaser Offer), which Purchaser Offer shall be capable of acceptance by the Seller (subject to the further terms of this letter) in one of the following two forms:

(a)	the Purchaser Offer may be accepted by the Seller in a form that relates to the entire Acquired Businesses (the First Option), in which case the Parties shall, subject as the case may be to the provisions of paragraph 2.5 below, enter into the Draft SPA; and

(b)	the Purchaser Offer may be accepted by the Seller in a form that relates to the entire Acquired Businesses other than the French Business, as defined below (the Second Option) in which case the Parties shall, subject as the case may be to the provisions of paragraph 2.1 below in so far as it relates to Dutch Consultation Requirements (as defined below) and the provisions of paragraph 2.5 below, enter into the Second Draft SPA (as defined below).

1.2	We hereby agree that we shall not have any rights whatsoever, whether on the basis of applicable law or otherwise, to withdraw, in any way claim the unenforceability of or to otherwise terminate the Purchaser Offer before the Purchaser Offer Termination Time (as defined below) and hereby irrevocably waive any such rights. This is without prejudice to our right to rely on the conditions to and other rights of termination of the Draft SPA.

1.3

For the purposes of this letter the term Purchaser Offer Termination Time means the time at which the Purchaser Offer shall expire, being 24.00 (Central European Time) on the date falling 12 calendar months after the date of this letter, provided that if by that time the Consultation Requirements (as defined in paragraph 2 below) have not yet been complied with, the Seller and the Purchaser shall each have the unilateral right - to be exercised by written notice issued to the other Party prior to the original

Purchaser Offer Termination Time - to extend the time by which the Purchaser Offer shall expire to 24.00 (Central European Time) on the date falling 15 calendar months (or such later date as may be agreed upon in writing between the Parties) after the date of this letter, in which case the term Purchaser Offer Termination Time shall refer to the time to which the expiry of the Purchaser Offer has been so extended. The period between the date hereof and the Purchaser Offer Termination Time shall be referred to as the Purchaser Offer Period.

2.	CONSULTATION REQUIREMENTS

2.1	In this letter, the employee consultation obligations under the Dutch Works Councils Act (Wet op de ondernemingsraden), the SER Merger Code (SER besluit Fusiegedragsregels 2000) and the Covenant with the Central Works Council of Koninklijke Douwe Egberts B.V. which must legally have been satisfied prior to the signing of the Draft SPA are referred to as the Dutch Consultation Requirements and the employee consultation obligations under the French Labour Code which must legally have been satisfied prior to the signing of the Draft SPA are referred to as the French Consultation Requirements. The Dutch Consultation Requirements and the French Consultation Requirements are referred to together as the Consultation Requirements. With respect to acceptance of the Purchaser Offer, we acknowledge that you cannot accept the Purchaser Offer in the form of the First Option until the applicable Consultation Requirements have been complied with and that you cannot accept the Purchaser Offer in the form of the Second Option until the Dutch Consultation Requirements have been complied with.

2.2	Upon the execution of this letter, the Seller shall without any unnecessary delay initiate the process necessary to comply with the Consultation Requirements. Accordingly, as soon as practicably possible after the date of this letter, consultation shall be commenced with each employee representative body as is necessary to comply with the Consultation Requirements. In this respect, the Seller undertakes to use its best endeavours, and procure that its Affiliates use their best endeavours, to take such steps as are necessary or desirable to satisfy the Consultation Requirements as soon as possible, and in any event before the Purchaser Offer Termination Time. Furthermore, until Closing the Seller shall not, and shall procure that no member of the Seller Group, nor any of its or their respective officers, directors, employees, representatives or advisors shall, commit any act or omission that is inconsistent with the agreed communication messages set out in Annex 2 of this letter.

2.3	Similarly, the Purchaser undertakes to use its best endeavours, and to procure that its Affiliates use their best endeavours, to take such steps as are necessary or desirable to satisfy the Consultation Requirements as soon as possible, and in any event before the Purchaser Offer Termination Time. The Purchaser also undertakes to provide, and to procure that its Affiliates provide, the Seller and its Affiliates with all reasonable support and cooperation in order to assist the Seller and its Affiliates with the satisfaction of the Consultation Requirements. Furthermore, until Closing the Purchaser shall not, and shall procure that no member of the Purchaser Group, nor any of its or their respective officers, directors, employees, representatives or advisors shall, commit any act or omission that is inconsistent with the agreed communication messages set out in Annex 2 of this letter.

2.4	The Parties shall regularly consult and exchange all available information with each other as to the status of and progress with such steps.

2.5

In the event the employee consultation process with the Central Works Council of Koninklijke Douwe Egberts B.V, the Dutch Works Council “Ondernemingsraad Household & Bodycare / Corporate staven”, Sara Lee Household & Body Care France SNC comité d’entreprise (works council), Sara Lee Coffee & Tea France SNC Comité central d’Entreprise (central works council),

Sara Lee Coffee & Tea France SNC Comité d’Etablissement de Villepinte (Villepinte works council), Sara Lee Villepinte Comité d’hygiène, sécurité & conditions de travail and/or any other relevant employee representative bodies in France or the Netherlands results in any suggestions or conditions relating to the terms of the transactions contemplated by the Purchaser Offer being made by any such employee representative body, then, during the Purchaser Offer Period, the Parties will discuss in good faith (without any binding obligation for either of the Parties to agree to any changes) whether and to what extent such transactions may be altered to accommodate the relevant employee representative body and undertake to take all actions necessary and reasonable to resolve any outstanding issues in this respect.

3.	ADDITIONAL CONSULTATION REQUIREMENTS

3.1	In addition to the Consultation Requirements, Parties acknowledge and agree that it will also be necessary to follow employment consultation procedures under the European Works Council Agreement to which the Seller Group is a party and in countries and/or with employee representative bodies other than those referred to with respect to the Consultation Requirements (the Additional Consultation Requirements).

3.2	With respect to the Additional Consultation Requirements, the Seller shall without unnecessary delay initiate the process necessary to comply with the Additional Consultation Requirements. Accordingly, as soon as practicably possible after the date of this letter, consultation shall be commenced with each employee representative body as is necessary to comply with the Additional Consultation Requirements. In this respect, the Seller undertakes to use its best endeavours, and procure that its Affiliates use their best endeavours, to take such steps as are necessary or desirable to satisfy the Additional Consultation Requirements as soon as possible, and in any event before the Purchaser Offer Termination Time. Furthermore, until Closing the Seller shall not, and shall procure that no member of the Seller Group, nor any of its or their respective officers, directors, employees, representatives or advisors shall, commit any act or omission that is inconsistent with the agreed communication messages set out in Annex 2 of this letter.

3.3	Similarly, the Purchaser undertakes to use its best endeavours, and to procure that its Affiliates use their best endeavours, to take such steps as are necessary or desirable to satisfy the Additional Consultation Requirements as soon as possible, and in any event before the Purchaser Offer Termination Time. The Purchaser also undertakes to provide, and to procure that its Affiliates provide, the Seller and its Affiliates with all reasonable support and cooperation in order to assist the Seller and its Affiliates with the satisfaction of the Additional Consultation Requirements. Furthermore, until Closing the Purchaser shall not, and shall procure that no member of the Purchaser Group, nor any of its or their respective officers, directors, employees, representatives or advisors shall, commit any act or omission that is inconsistent with the agreed communication messages set out in Annex 2 of this letter.

3.4	The Parties shall regularly consult and exchange all available information with each other as to the status of and progress with such steps.

4.	ACCEPTING THE PURCHASER OFFER IN THE FORM OF THE FIRST OPTION

4.1	With respect to the acceptance of the Purchaser Offer in the form of the First Option, we acknowledge that you cannot accept the Purchaser Offer in the form of the First Option and sign the Draft SPA until you are satisfied that the Consultation Requirements have been complied with.

4.2	Accordingly, you will provide immediate written notice to us once you are satisfied that the Consultation Requirements have been complied with. Furthermore, if by written notice you thereafter accept the Purchaser Offer in the form of the First Option prior to the Purchaser Offer Termination Time, you will be treated as having duly accepted the Purchaser Offer in the form of the First Option. Subject to the provisions of paragraph 2.5 above, you will then return to us a signed version of the Draft SPA and we hereby agree to countersign the Draft SPA immediately after its delivery.

4.3	If you do not deliver notice of your acceptance of the Purchaser Offer in the form of the First Option before the Purchaser Offer Termination Time, the Purchaser Offer in the form of the First Option shall lapse and shall no longer be capable of acceptance.

5.	ACCEPTING THE PURCHASER OFFER IN THE FORM OF THE SECOND OPTION

5.1	With respect to the acceptance of the Purchaser Offer in the form of the Second Option, we acknowledge that you cannot accept the Purchaser Offer in the form of the Second Option and sign the Second Draft SPA (as defined below) until you are satisfied that the Dutch Consultation Requirements have been complied with.

5.2	Accordingly, you will provide written notice to us once you are satisfied that the Dutch Consultation Requirements have been complied with. Furthermore, if by written notice you thereafter accept the Purchaser Offer in the form of the Second Option prior to the Purchaser Offer Termination Time, you will be treated as having duly accepted the Purchaser Offer in the form of the Second Option. Subject to the provisions of paragraph 2.5 above, you will then return to us a signed version of the Second Draft SPA and we hereby agree to countersign the Second Draft SPA immediately after its delivery.

5.3	If you do not deliver notice of your acceptance of the Purchaser Offer in the form of the Second Option before the Purchaser Offer Termination Time, the Purchaser Offer in the form of the Second Option shall lapse and shall no longer be capable of acceptance.

5.4	The Parties shall amend the terms of the Draft SPA (the Draft SPA as so amended hereinafter referred to as the Second Draft SPA) so as to make only such modifications as are legally necessary to reflect the exclusion from the Acquired Businesses of those parts of the Acquired Businesses that are located in France or the disposal of which would be subject to any French Consultation Requirements (hereinafter the French Business). The Second Draft SPA will in any event contain the following modifications:

(a)	the definitions of the Acquired Businesses, the Worldwide Body Care Business and the European Detergents Business shall be modified to exclude the French Business;

(b)	the definitions of Employees (including its various sub-categories) shall be amended to exclude any employees that form part of the French Business;

(c)	the list of Assumed Business Debts shall be amended to exclude any debts that form part of the French Business;

(d)	the definition of Assumed Liabilities shall be amended to exclude any liabilities that form part of the French Business, which liabilities shall be added to the list of Excluded Liabilities in Part F of Schedule 2 of the Draft SPA;

(e)	the list of Excluded Assets set out in Part C of Schedule 2 of the Draft SPA shall be amended to add to the list any assets that form part of the French Business;

(f)	the list of Excluded Contracts in Part D of Schedule 2 of the Draft SPA shall be amended to add to the list any contracts that form part of the French Business;

(g)	the definition of Business IP shall be amended to exclude any intellectual property that forms part of the French Business;

(h)	the definitions of Business Properties shall be amended to exclude any freehold or leasehold properties that form part of the French Business;

(i)	the definitions of Business Purchaser and Business Sellers and Schedule 1 of the Draft SPA shall be amended to exclude any Business Purchaser or Business Seller who is only acquiring or disposing of all or a part of the French Business;

(j)	the aggregate of the Debt Free/Cash Free Prices for all of the Sets of Shares and Businesses (excluding the French Business) shall be equal to the aggregate Debt Free/Cash Free Prices for all of the Sets of Shares and Businesses pursuant to Exhibit 10 of the Draft SPA less the Debt Free/Cash Free Prices allocated, pursuant to Exhibit 10 of the Draft SPA, to the Sets of Shares and Businesses that form part of the French Business;

(k)	the definition of IT Systems shall be amended to exclude any Information Technology that forms part of the French Business;

(l)	the definition of Last Accounts shall continue to refer to the Acquired Businesses as contemplated by the Draft SPA;

(m)	the definition of Local Agreements and Schedule 8 shall be modified to exclude any local sale and purchase agreements which relate to the Shares and/or Businesses which are to be excluded from the disposal in accordance with the above;

(n)	the definitions of Share Purchasers and Share Sellers and Schedule 1 shall be modified to exclude any Share Purchaser or Share Seller which is only purchasing or selling Shares which are excluded from the disposal in accordance with the above; and

(o)	the definition of Target Companies and Schedule 1 shall be amended to exclude any companies and subsidiaries that form part of the French Business.

5.5	The legal advisers to the Parties shall produce a Second Draft SPA taking into account the modifications referred to in paragraph 5.4 above within 3 months of the date of this letter (unless otherwise agreed between the Parties). If there is any dispute as to:

•

the Shares or Businesses which need to be excluded in order that the disposal is not subject to French Consultation Requirements, then that dispute shall be referred by either Party to a Legal Expert with instructions to resolve the dispute by providing an opinion on what modifications to the Draft SPA are necessary so that the disposal is not subject to French Consultation Requirements and the Parties agree that the Draft SPA shall be modified in accordance with that opinion; and/or

•

the modified aggregate of Debt Free/Cash Free Prices, then that dispute shall be referred by either Party to an Expert with instructions to resolve the dispute by determining what the appropriate modifications to the Debt Free/Cash Free Prices should be and the Parties agree that the Draft SPA shall be amended in accordance with that determination.

Legal Expert shall be an independent French lawyer who specialises in French employment law and who has been practising in that specialisation for at least 10 years and such expert shall be identified by agreement between the Parties.

5.6	Where any dispute is referred to an Expert and/or a Legal Expert in accordance with the above, such expert (or experts) shall be requested to make their decision within 60 days of acknowledgement by the expert of its appointment. Each of the Parties shall make a written submission to the expert of its position and reasoning in relation to the dispute in question within 15 days of the appointment of the expert and thereafter to make any further submissions and/or statements as the expert may request. Each Party shall promptly provide access to all such information from time to time to the other Party and/or to the expert as may reasonably be required in order to determine the necessary modifications to the Draft SPA. The expert shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of manifest error, be final and binding on the Parties and the Parties expressly waive any right they may have to challenge it.

6.	THE FRENCH OFFER

6.1	Subject to the Purchaser Offer having been accepted in the form of the Second Offer, the Purchaser hereby makes an irrevocable and binding offer to purchase the French Business in accordance with the terms of the French SPA, as defined below (the French Offer), which Purchaser Offer shall be capable of acceptance by the Seller (subject to the further terms of this letter) once the French Consultation Requirements have been complied with (such in the manner referred to in paragraph 2.2 above).

6.2	We hereby agree that we shall not have any rights whatsoever, whether on the basis of applicable law or otherwise, to withdraw, in any way claim the unenforceability of or to otherwise terminate the French Offer before the French Offer Termination Time (as defined below) and hereby irrevocably waive any such rights. For the purposes of this letter the term French Offer Termination Time means the time at which the French Offer shall expire, being 24.00 (Central European Time) on the date falling 21 calendar months after the date of this letter.

7.	ACCEPTING THE FRENCH OFFER

7.1	With respect to the French Offer (which Parties acknowledge will only come into existence following the Purchaser Offer having been accepted in the form of the Second Offer), we acknowledge that you cannot accept the French Offer and sign the French Draft SPA until the French Consultation Requirements have been complied with.

7.2	If the French Consultation Requirements are complied with after the Purchaser Offer has been accepted in the form of the Second Offer, you shall immediately notify us thereof in writing. Furthermore, if by written notice you thereafter accept the French Offer prior to the French Offer Termination Time, you will be treated as having duly accepted the French Offer. Subject to the provisions of paragraph 2.5 above, if the French Offer has been accepted:

(a)	prior to closing having taken place pursuant to the Second Draft SPA, the Second Draft SPA shall be automatically terminated and Parties shall enter into the Draft SPA as if the Purchaser Offer had been accepted in the form of the First Option; and

(b)	after closing has taken place pursuant to the Second Draft SPA, Parties shall, following the determination of the French Draft SPA in accordance with paragraphs 7.4 and 7.5 below, enter into the French Draft SPA.

7.3	If you do not deliver notice of satisfaction of the French Consultation Requirements before the French Offer Termination Time, the French Offer shall lapse and shall no longer be capable of acceptance.

7.4	Parties shall negotiate in good faith to amend the terms of the Draft SPA (the Draft SPA as so amended hereinafter referred to as the French Draft SPA) so as to make only such modifications as are legally necessary to reflect the fact that only the French Business will be the subject of the French Draft SPA. The French Draft SPA will in any event contain the following modifications:

(a)	the MAC Condition and all related provisions (including the definition in Schedule 1 of the Draft SPA of Material Adverse Change and the procedure set out in clauses 9.2 to 9.8 of the Draft SPA) shall be deleted from the French Draft SPA;

(b)	the Long Stop Date shall be extended to a date that is 24 months after the date of this letter; and

(c)	such modifications as are effectively the reverse of the modifications made to the Draft SPA pursuant to paragraphs 5.4(a) through (o) above, so as to ensure that together the Second Draft SPA and the French Draft SPA have the same aggregate effect as would have been the case had the Parties only entered into the Draft SPA.

8.	COMPETITION CLEARANCE

We shall upon exchange of this letter prepare for and, to the extent possible, commence the notifications with the European Commission and other relevant competition authorities in accordance with clause 3.2 of the Draft SPA and both Parties shall in that connection comply with clauses 3.5 to 3.8 of the Draft SPA (in relation to conduct of the procedures to obtain the relevant competition clearance) as if such clauses were included in this letter.

9.	TRANSITION PLANNING

Upon the execution of this letter, the Parties shall initiate integration planning on the basis set out in Annex 3.

10.	EXCLUSIVITY

10.1	In consideration for us committing further time, effort and resources to the transactions contemplated by this letter you hereby confirm that you are not currently involved in discussions with, or considering any offer or proposal from any other person in relation to the Shares or the Businesses or any part thereof or performing any ongoing work in relation to any sale or disposal of the Shares or the Businesses or any part thereof other than the transactions contemplated by this letter.

10.2	Until the earlier to occur of the signing by you of the Draft SPA and the Purchaser Offer Termination Time (or, if the Purchaser Offer is accepted in the form of the Second Option, the earlier to occur of the signing by you of the French Draft SPA and the French Offer Termination Date) or such later time as you and we may agree in writing, we will be granted exclusivity by you in relation to the acquisition of the Shares and the Businesses or any interest in them. By countersigning this letter you undertake not to solicit, invite or initiate or otherwise engage in negotiations or commitments concerning the sale of, or accept any bid or offer in relation to, the Shares or the Businesses or any part thereof during such period. You will not provide any information to any other person in relation to their possible acquisition of the Shares or the Businesses or any interest in them during such period. You will not commence employment consultation processes in relation to the sale of the Shares and/or the Businesses to any other person.

11.	MATERIAL ADVERSE CHANGE

11.1	The Purchaser shall have a right to terminate the Purchaser Offer if a fact or circumstance has arisen which has resulted in, or is reasonably expected to result in, a Material Adverse Change from the date of this letter until the Purchaser Offer Termination Time (if the Purchaser Offer is not accepted) or the date the Purchaser Offer is accepted (if earlier), provided that the right to terminate the Purchaser Offer as a result of a Material Adverse Change shall be subject to the provisions of clause 9.2 to 9.8 of the Draft SPA, which clauses shall mutatis mutandis apply as if they were included in this letter.

11.2	For the avoidance of doubt, Parties agree that paragraph 11.1 above does not create any right of termination with respect to the French Offer.

12.	CONDUCT OF BUSINESS

12.1	The Seller shall procure that (except as may be approved by the Purchaser in writing and other than with respect to the Permitted Actions):

(a)	the Acquired Businesses are carried on in all material respects in the ordinary course and in accordance with the obligations set out in Schedule 7 of the Draft SPA, save that any reference in Schedule 7 to Closing is substituted by reference to the earlier of (i) the date of the execution by both Parties of the Draft SPA; (ii) the date of the execution by both Parties of the Second Draft SPA; and (iii) the Purchaser Offer Termination Date; and

(b)	following the acceptance of the Purchaser Offer in the form of the Second Option, the French Business is carried on in all material respects in the ordinary course and in accordance with the obligations set out in Schedule 7 of the Second Draft SPA, save that any reference in Schedule 7 to Closing is substituted by reference to the earlier of (i) the date of the termination of the executed Second Draft SPA and the execution by both Parties of the Draft SPA (as referred to in paragraph 7.2(a) above); (ii) the date of execution of the French Draft SPA (as referred to in paragraph 7.2(b) above); and (iii) the French Offer Termination Time.

12.2	Parties agree that the remedy of specific performance and/or injunctive relief shall be the Purchaser’s sole and exclusive remedy in relation to a breach by the Seller of the provisions of paragraph 12.1 above, despite any other remedy that would otherwise be available to the Purchaser. However, the previous sentence shall be without prejudice to the Purchaser’s ability to claim damages after Closing for a breach of the provisions of clause 4.1 of the Draft SPA (as read together with Schedule 7 of the Draft SPA).

13.	ANNOUNCEMENTS

13.1	Neither party shall make or solicit any disclosure or announcement, issue any circular in connection with or otherwise publicise the existence or subject matter of the transactions contemplated by this letter (including, without limitation, our interest in the Acquired Businesses or any part thereof, the negotiations leading to, and any arrangements or document relating to, this letter or the transactions contemplated by it) without the prior written approval of the other party. You undertake to procure that your respective Affiliates and your and their Representatives comply with the undertaking set out in this paragraph as if each of them had given it.

13.2	Such restrictions shall not apply:

(a)	in relation to the disclosures and announcements reasonably required in connection with the Consultation Requirements and/or the Additional Consultation Requirements, provided that the disclosing Party shall use reasonable efforts to also in such case protect the confidentiality of the relevant information; and

(b)	to the extent that the announcement or circular is required by law or by any stock exchange or any regulatory, governmental or antitrust body (including any tax authority) or any other relevant authority of competent jurisdiction to which any party is subject or submits, whether or not the requirement has the force of law. If this exception applies, the party making the announcement or issuing the circular shall provide reasonable notice to the other party and use its reasonable efforts to consult with the other party in advance as to the form, content and timing of any such announcement or circular.

14.	CONFIDENTIALITY

14.1	For the purposes of this letter:

Confidential Information means written information and information transferred or obtained orally, visually, electronically or by any other means comprising:

(a)	(in relation to our obligations) any information received or held by us (or any of our Representatives) relating to the Seller Group or, prior to Closing, any of the Target Companies and/or the Businesses; or

(b)	(in relation to your obligations) any information received or held by you (or any of your Representatives) relating to us, or, following Closing, any of the Target Companies and/or the Businesses; and

(c)	information relating to the provisions of, and negotiations leading to this letter and the transactions contemplated by it (including, without limitation, our interest in the Acquired Businesses or any part thereof and any arrangements or document relating to the transactions contemplated by this letter).

Representatives means the respective directors, officers, employees, agents, advisers, accountants and consultants of each Party and of its respective Affiliates.

14.2	The Parties shall (and undertake to procure that their respective Affiliates and your and their Representatives shall) maintain the confidentiality of the Confidential Information and shall not disclose Confidential Information to any person except (i) as permitted by the terms of this letter or (ii) with the prior written approval of the other party.

14.3	This paragraph 14 shall not prevent the disclosure of Confidential Information by the Parties or their Representatives to the extent the relevant party can demonstrate that:

(a)	disclosure is required by law or by any stock exchange or any regulatory, governmental or antitrust body (including any tax authority) or any other relevant authority of competent jurisdiction to which any party is subject or submits having applicable jurisdiction (provided that if this except applies, the party making such disclosure shall provide reasonable written notice of its intention to disclose such information and take into account the reasonable comments of the other party when making such disclosure);

(b)	disclosure is of Confidential Information which was lawfully in the possession of that party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held;

(c)	disclosure is of Confidential Information which has previously become publicly available other than as a result of the fault of that party, its Affiliates or their Representatives;

(d)	disclosure is required for the purpose of any arbitral or judicial proceedings arising out of the Transactions or any arrangements or document relating to the Transactions.

14.4	The Parties and their respective Affiliates shall only disclose Confidential Information to Representatives if they are reasonably required to do so for purposes connected with the transactions contemplated by this letter and only if the Representatives are informed of the confidential nature of the Confidential Information.

14.5	If (i) the Purchaser Offer has not been accepted in the form of the First Option or the Second Offer prior to the Purchaser Offer Termination Date or (ii) the Purchaser Offer is accepted in the form of the Second Option prior to Purchaser Offer Termination Date, but the French Offer is not accepted prior to the French Offer Termination Date, then in both cases we shall as soon as practicable on request by you:

(a)	return to you all written documents and other materials relating to the Seller, any Target Company, any Business or this letter (including any Confidential Information) which you (or your Representatives) have provided to the us (or our Representatives), without keeping any copies of them;

(b)	destroy all information or other documents derived from such Confidential Information; and

(c)	so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device.

14.6	The Parties agree that the confidentiality letter between them in relation to the transaction contemplated by this letter shall terminate forthwith and that none of them shall have any rights or remedies under the confidentiality letter save for antecedent breach.

15.	JOINT AND SEVERAL LIABILITY

All of the obligations of Unilever PLC and Unilever N.V. under or pursuant to this letter (whether or not expressed to be given by Unilever PLC and Unilever N.V. individually or together) are given jointly and severally and Unilever PLC and Unilever N.V. shall each have joint and several liability in respect of all such obligations.

16.	GOVERNING LAW AND JURISDICTION

16.1	This letter and any obligations arising out of or in connection with this letter shall be governed by, and interpreted in accordance with, the laws of England.

16.2	The courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this letter, whether contractual or non-contractual. For such purposes each party irrevocably submits to the jurisdiction of the English courts, waives any objections to the jurisdiction of those courts and irrevocably agrees that a judgment or order of the English courts in connection with the matters set out in this letter is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

16.3	The Parties shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection the matters set out in this letter. The Purchaser’s agent for service shall be Unilever PLC, Unilever House, Blackfriars, London EC4P 4BQ, United Kingdom (or such other person as notified in writing to the Seller) and the Seller’s agent for service shall be Sara Lee UK Finance Limited, 225 Bath Road, Slough SL1 4AU, United Kingdom (or such other person as notified in writing to the Purchaser). Any claim form, judgment or other notice of legal process shall be sufficiently served if delivered to such agent at its address for the time being. The Parties undertake not to revoke the authority of their respective agents, without appointing another suitable party.

Yours faithfully,

Unilever N.V.	Unilever N.V.

/s/ signature	/s/ signature

Unilever PLC	Unilever PLC

/s/ signature	/s/ signature

Annex 1: Draft SPA

Sara Lee Corporation

Unilever N.V.

Unilever PLC

AGREEMENT

for the sale and purchase of

the Body Care business of

Sara Lee Corporation

[DATE]

32.	COSTS	29

33.	NOTICES	29

34.	CONFLICT WITH OTHER AGREEMENTS	29

35.	WHOLE AGREEMENT	30

36.	WAIVERS, RIGHTS AND REMEDIES	30

37.	COUNTERPARTS	30

38.	VARIATIONS	31

39.	INVALIDITY	31

40.	THIRD PARTY ENFORCEMENT RIGHTS	31

41.	GOVERNING LAW AND JURISDICTION	31

SCHEDULE 1 DESIGNATED SELLERS AND DESIGNATED PURCHASERS		14

SCHEDULE 2 THE BUSINESSES		14

SCHEDULE 3 DISPOSITION STRUCTURE		14

SCHEDULE 4 SELLER WARRANTIES		14

SCHEDULE 5 LIMITATIONS ON LIABILITY		14

SCHEDULE 6 PURCHASER WARRANTIES		14

SCHEDULE 7 CONDUCT OF THE ACQUIRED BUSINESSES		14

SCHEDULE 8 CLOSING ARRANGEMENTS		14

SCHEDULE 9 BUSINESS CONTRACTS		14

SCHEDULE 10 PROPERTIES		14

SCHEDULE 11 INTELLECTUAL PROPERTY AND IT		14

SCHEDULE 12 RETIREMENT BENEFITS		14

SCHEDULE 13 TAX		14

SCHEDULE 14 TRADE DEBTORS AND TRADE CREDITORS		14

SCHEDULE 15 INTER-COMPANY DEBT		14

SCHEDULE 16 POST CLOSING FINANCIAL ADJUSTMENTS		14

SCHEDULE 17 AGENCY PROVISIONS		14

SCHEDULE 18 PERMITTED ACTIONS AND PERMITTED DISTRIBUTIONS		14

SCHEDULE 19 [BLANK]		14

SCHEDULE 20 DEFINITIONS AND INTERPRETATION		14

EXHIBITS REFERRED TO IN THIS AGREEMENT

Description	Clause/Schedule

EXHIBIT 1	THIRD PARTY ASSURANCES
Part A:	Third Party Assurances given by Seller Group
Part B:	Third Party Assurances given by Acquired Businesses
Part C:	Third Party Assurances given by Target Companies
EXHIBIT 2	INFORMATION ON TARGET COMPANIES
Part A:	Details of the Target Companies
Part B:	Details of the Subsidiaries of the Target Companies
EXHIBIT 3	REGISTERED OWNED IP
EXHIBIT 4	PROPERTIES
Part A:	Information on Target Company Properties
Part B:	Information on Business Properties
EXHIBIT 5	FINANCIAL ADJUSTMENTS
Part A:	Amounts for Normalised Working Capital and Estimated Inter-Company Payables and Receivables
Part B:	Closing Statement Format
Part C:	Working Capital Breakdown
EXHIBIT 6	EMPLOYEES
EXHIBIT 7	IT
EXHIBIT 8	BUSINESS CONTRACTS
Part A:	General Principles
Part B:	Included Contracts
Part C:	Excluded Contracts
EXHIBIT 9	CLOSING TIME
EXHIBIT 10	PURCHASE PRICE ALLOCATION
Exhibit 11	Last Accounts, Accounting Principles and Liabilities
Part A:	Last Accounts
Part B:	Accounting Principles
Part C:	Categories of Liabilities

[AGREED FORM DOCUMENTS REFERRED TO IN THIS AGREEMENT]

Description	Clause/Schedule

AGREEMENT

dated

PARTIES:

(1)	Sara Lee Corporation, a company incorporated in the United States of America whose registered office is at 3500 Lacey Road, Downers Grove, IL 60515 United States of America (the Seller);

(2)	Unilever PLC, a company incorporated in England and Wales (registered number 41424) whose registered office is at Port Sunlight, Wirral, Merseyside, CH26 4UJ, United Kingdom (Unilever PLC); and

(3)	Unilever N.V., a company incorporated in the Netherlands whose corporate seat is in Rotterdam and whose registered office is at Weena 455, 3014 AL Rotterdam, the Netherlands (Unilever NV and together with Unilever PLC, the Purchaser),

(together the parties).

Words and expressions used in this Agreement shall be interpreted in accordance with Schedule 20.

IT IS AGREED:

1. SALE AND PURCHASE

1.1 The Seller (through the Share Sellers and the Business Sellers) shall sell, or procure the sale of, and the Purchaser (through the Share Purchasers and the Business Purchasers) shall purchase, or procure the purchase of, the Shares and the Businesses on the terms, and subject to the Conditions, set out in this Agreement as at and with effect from Closing.

1.2 Each Share Seller shall sell, and each Share Purchaser shall purchase, the full legal and beneficial interest in the particular Set of Shares for which it is identified as the respective Share Seller or Share Purchaser in Part A of Schedule 1. Each Set of Shares shall be sold free of Third Party Rights of any description and with all rights attaching to them at Closing including the right to receive all distributions, dividends or any return of capital declared, paid or made in respect of the relevant Shares after Closing.

1.3 Each Business Seller:

(a)	identified in Part B of Schedule 1 shall sell, and each Business Purchaser shall purchase, the particular Business for which it is identified as the respective Business Seller or Business Purchaser in Part B of Schedule 1, save that the Owned IP owned by each such Business Seller shall be assigned to the assignee(s) identified in the IP Assignment; and

(b)	not identified in Part B of Schedule 1 shall assign to the assignee(s) identified in the IP Assignment and each such assignee shall purchase, the Owned IP owned by such Business Seller.

Each Business shall be sold as a going concern with effect from Closing.

1.4 The Seller shall (for itself and on behalf of the Share Sellers) waive all rights of pre-emption over any of the Shares conferred upon them in any way and shall procure that no later than Closing all rights of pre-emption and other similar or comparable rights over and in respect of all or any of the Shares conferred upon or held by any other person are waived so as to permit the sale and purchase of the Shares hereunder.

2. PRICE

2.1 The overall price for the Shares and the Businesses shall be the aggregate of the prices for each Set of Shares and each Business as set out in this clause 2.

2.2 At Closing, the Purchaser shall pay to the Seller an amount (the Closing Payment), which is the aggregate of all the Initial Share Prices and Initial Business Prices, which aggregate is to be calculated on the basis of the following formula:

CP = DCFP – (EICP + EED + EABD) + (EICR +EC)

Where:

CP	=	the Closing Payment

DCFP	=	the amount of € 1,275,000,000, which amount shall be allocated in accordance with Exhibit 10

EICP	=	the aggregate of the Estimated Inter-Company Payables in respect of each Set of Shares

EED	=	the aggregate of the Estimated External Debt in respect of each Set of Shares

EABD	=	the aggregate of the Estimated Assumed Business Debt in respect of each Business

EICR	=	the aggregate of the Estimated Inter-Company Receivables in respect of each Set of Shares

EC	=	the aggregate of the Estimated Cash in respect of in respect of each Set of Shares

2.3 By no later than 17:30 (CET) on the last Business Day that is at least 10 Business Days prior to the anticipated Closing Date, the Seller shall acting reasonably and in good faith provide to the Purchaser:

(a)	an estimate of the Estimated External Debt, the Estimated Cash, the Estimated Inter-Company Payables and the Estimated Inter-Company Receivables, each in respect of each Set of Shares and on an aggregated basis; and

(b)	an estimate of the Estimated Assumed Business Debt, each in respect of each Business and on an aggregated basis.

2.4 In relation to each Set of Shares, the final price (the Final Share Price) shall be the amount which results from taking the Initial Share Price for those Shares and making appropriate adjustments for the following (each as calculated and paid in accordance with the Financial Adjustments):

(a)	the External Debt of the relevant Target Sub-Group;

(b)	the Inter-Company Debt of the relevant Target Sub-Group;

(c)	the Cash of the relevant Target Sub-Group; and

(d)	the Working Capital of the relevant Target Sub-Group.

2.5 In relation to each Business, the price (the Final Business Price) shall be the amount which results from taking the Initial Business Price for that Business and making appropriate adjustments for the following (each as calculated and paid in accordance with the Financial Adjustments):

(a)	the Working Capital of that Business; and

(b)	the Assumed Business Debt of that Business.

2.6 Each Final Share Price and each Final Business Price (subject to any further adjustment, if applicable, pursuant to clause 2.7 and/or clause 2.8), shall be adopted for all tax and accounting reporting purposes. Each Final Business Price will be allocated between the relevant Business Assets in accordance with Exhibit 10.

2.7 Any payment made in satisfaction of a liability arising under a Seller Obligation or a Purchaser Obligation, shall (subject to clause 2.8) be made on the following basis:

(a)	if it is specifically referable to any particular Set of Shares (or to any Target Company or Target Companies in a particular Target Sub-Group) or any particular Business or Business Asset, it shall so far as possible adjust the price paid for the relevant Shares or Business or Business Asset;

(b)	otherwise, it shall adjust the price for such Shares or Business as the Seller and the Purchaser agree to be appropriate in the circumstances; or in the absence of such agreement it shall adjust pro rata the price paid for each Set of Shares and each Business.

2.8 If any payment made in satisfaction of a liability under a Seller Obligation or any adjustment pursuant to the Financial Adjustments would in either case reduce the price of a particular Set of Shares or Business to less than €1, then such payment or adjustment shall be made on the following basis:

(a)	the price of that particular Set of Shares or Business shall be reduced to €1; and

(b)	the balance shall adjust the price for such Shares or Business as the Seller and the Purchaser agree to be appropriate in the circumstances or, if they do not agree, it shall adjust pro rata the price paid for each of the other Sets of Shares and Businesses, provided that in each case the price for the relevant Set of Shares or Business at the relevant time is not reduced to less than €1.

3. CONDITIONS TO CLOSING

3.1 Closing shall be conditional on the following Conditions having been fulfilled or waived in accordance with this Agreement:

(a)	the European Commission adopting, or having been deemed to have adopted, a decision that the Proposed Transactions are compatible with the common market and the functioning of the EEA Agreement pursuant to Council Regulation (EC) No. 139/2004, and adopting or having been deemed to have adopted any further decision or approval necessary for Closing to occur;

(b)	the competent competition or antitrust authorities in South Africa having granted clearance or declined jurisdiction, or having been deemed to have done so, over the Proposed Transactions, or any applicable waiting periods having expired or been terminated, in accordance with the rules applicable in that jurisdiction; and

(c)	no fact or circumstance having arisen before the time of Closing which has resulted in, or is reasonably expected to result in, a Material Adverse Change (the MAC Condition), provided that the right to terminate this Agreement as a result of a Material Adverse Change shall be subject to the provisions of clauses 9.2 up to and including 9.8.

3.2 Subject to the Seller complying with the terms of clause 3.3, the Purchaser shall, at its own cost, use its reasonable best endeavours to ensure that the Conditions in clause 3.1 (other than the MAC Condition) are fulfilled promptly after the date of this Agreement and in any event prior to the Long Stop Date. Such reasonable best endeavours shall, without limitation, include the Purchaser taking promptly, and in any event in accordance with any applicable time limits, all reasonable steps (including making notifications, filings and applications for approval) required in order to obtain the consents required in order to satisfy the Conditions in clause 3.1 (other than the MAC Condition). Subject to the above, the Purchaser shall:

(a)	make and progress all such notifications, filings and applications for approval with the relevant Governmental Entities as soon as reasonably practicable after the date of this Agreement and with all due diligence and in accordance with any applicable time limits;

(b)	provide as soon as reasonably practicable all information which is requested or required by a Governmental Entity and in any event in accordance with any applicable time limits insofar as reasonably practicable;

(c)	notify the Seller and its legal counsel as soon as reasonably practicable (and provide copies or, in the case of non-written material communications, a written summary) of any communications with or from any Governmental Entity in relation to such filings, notifications or applications for approval;

(d)	give the Seller the opportunity to comment on any material submissions to any Governmental Entity, and give consideration to any reasonable comments and requests of the Seller and its legal counsel or other advisers and provide the Seller and its legal counsel with copies of all material written submissions, notifications, filings and other communications in the form submitted or sent (and, in the case of non-written communications, a written summary);

(e)	(without limiting paragraph (d) above) provide the Seller and its legal counsel with a final draft of all material submissions, notifications, filings and other communications to any Governmental Entity with sufficient notice as will allow the Seller and its legal counsel a reasonable opportunity to provide comments and for the Purchaser to give consideration to any reasonable comments of the Seller and its legal counsel and other advisers on such drafts prior to their submission;

(f)	where permitted by a Governmental Entity, allow persons nominated by the Seller (including but not limited to their respective legal counsel) to attend all meetings (and participate in all telephone or other conversations) with that Governmental Entity; and

(g)	regularly review with the Seller and its legal counsel the progress of any notifications, filings or applications for approval to any Governmental Entity (including, where necessary, seeking to identify appropriate undertakings, divestments or commitments to address any concerns identified by any Governmental Entity) and discussing with the Seller and its legal counsel the scope, timing and tactics of any such undertakings, divestments or commitments, and the satisfaction thereof, with a view to obtaining the clearances or approvals necessary for the satisfaction of the Conditions set out in clause 3.1 (other than the MAC Condition) at the earliest opportunity and in any event prior to the Long Stop Date.

3.3 The Seller shall, at its own cost, use all reasonable endeavours to assist the Purchaser in fulfilling the Conditions in clause 3.1 (other than the MAC Condition) promptly after the Offer Date and in any event prior to the Long Stop Date, in particular, but not limited to:

(a)	providing as soon as reasonably practicable all information which is requested or required by a Governmental Entity or other person for the purpose of clause 3.2; and

(b)	providing information and documents reasonably requested by the Purchaser as soon as reasonably practicable for filing or other submissions.

Without prejudice to the Seller’s obligations under this clause 3.3, the Seller shall procure that each Business Seller and each Share Seller shall co-operate with and provide reasonable assistance to the Purchaser to enable it to fulfil its obligations under clause 3.2.

3.4 Nothing in clauses 3.2 or 3.3 shall require or oblige the Purchaser to provide to the Seller or the Seller to provide to the Purchaser (as the case may be) any confidential information or business secrets, provided that:

(a)	where such relevant confidential or secret information is provided, it will be made available only to the legal counsel of the relevant recipient party (or parties); and the relevant recipient party shall procure that such legal counsel will not further disclose such information without the prior written consent of the relevant disclosing party; and

(b)	a non-confidential version of the relevant document (or a non-confidential summary of any non-written communication, meeting or conversation) containing such confidential information or business secrets is made available to the relevant recipient party (or parties).

3.5 If it becomes reasonably apparent to the Purchaser or to the Seller (who shall inform the Purchaser of this fact) that a Governmental Entity:

(a)	intends or threatens to open an in-depth, “Phase II” or analogous investigation into the Proposed Transactions or to bring suit before any court or tribunal to enjoin the Proposed Transactions, or

(b)	will only approve the Proposed Transactions subject to any undertakings, commitments, divestments, conditions, obligations, measures, undertakings and/or modifications, consents decrees, settlements or analogous procedures (collectively, Regulatory Conditions), the Purchaser shall promptly, and within the relevant time limits for doing so, offer, accept and agree to any such Regulatory Condition (or Regulatory Conditions) as may be necessary so as to enable the satisfaction of the Conditions prior to the opening of such in-depth, “Phase II” or analogous investigation into the Proposed Transactions or the bringing of any such suit to enjoin the Proposed Transactions.

3.6 If, without prejudice to the Purchaser’s obligations in clause 3.5, a Governmental Entity should open an in-depth, “Phase II” or analogous investigation into the Proposed Transactions or brings suit before any court or tribunal to enjoin the Proposed Transactions, and it becomes reasonably apparent to the Purchaser or to the Seller (who shall inform the Purchaser of this fact) that such Governmental Entity will approve the Proposed Transactions only subject to Regulatory Conditions, the provisions of clause 3.5 shall apply mutatis mutandis so as to enable the satisfaction of the Conditions prior to the Long Stop Date.

3.7 In relation to the fulfilment of the Condition set out in clause 3.1(a) only, the Purchaser shall not be obliged under clause 3.5 or 3.6 or otherwise under this Agreement to offer, accept or agree any Regulatory Condition to or with any Governmental Entity:

(a)	involving business active in laundry care markets accounting individually or in aggregate for more than €10 million in turnover in laundry care markets in the last completed fiscal year of the relevant party (or parties) in a manner that goes beyond modification of the Purchaser’s conduct of, and manner of remuneration from, its business in laundry care markets following Closing;

(b)	involving businesses active in body care markets accounting in aggregate for more than €70 million in turnover in the last completed fiscal year of the relevant party (or parties);

(c)	relating to business conducted under the following Unilever brands:

(i)	Rexona/Sure, Axe/Lynx and Dove; or

(ii)	in the UK or Ireland, Vaseline; or

(d)	relating to business conducted under the Sara Lee brand Sanex where such business accounted for more than €32 million in turnover in the Seller’s fiscal year ended 27 June 2009,

all such turnover to relate to turnover achieved by the relevant business from customers in the territory of the EU or the EEA.

3.8 In relation to the fulfilment of the Condition set out in clause 3.1(b) only, the Purchaser shall not be obliged under clause 3.5 or 3.6 or otherwise under this Agreement to offer, accept or agree any Regulatory Condition to or with any Governmental Entity relating to business conducted in South Africa under any Unilever brands.

3.9 Where, notwithstanding the Purchaser’s reasonable best endeavours pursuant to clauses 3.2 and 3.5 above, it becomes reasonably apparent to the Purchaser (who shall inform the Seller of this fact) or to the Seller (who shall inform the Purchaser of this fact) that the Conditions set forth in clause 3.1 (other than the MAC Condition) may not be satisfied in relation to the European Detergents Business without the opening of an in-depth, “Phase II” or analogous investigation into the Proposed Transactions, such European Detergents Business shall be excluded from the Proposed Transactions and the amount of the DCFP referred to in clause 2.2 shall be reduced by €25 million. Without prejudice to the first sentence of this clause 3.8 and the obligations of the Purchaser under clause 3.6, if a Governmental Entity should nonetheless, despite the exclusion of the European Detergents Business from the Proposed Transaction contemplated by the previous sentence, open an in-depth, “Phase II” or analogous investigation into the Proposed Transactions, the effect of the first sentence of this clause shall no longer apply unless and until it becomes reasonably apparent to the Purchaser (who shall inform the Seller of this fact) or to the Seller (who shall inform the Purchaser of this fact) that the Conditions set forth in clause 3.1 (other than the MAC Condition) may not be satisfied in relation to the European Detergents Business, in which case the provisions of the first sentence of this clause 3.9 shall apply mutatis mutandis.

3.10 The Conditions set forth in clause 3.1 (other than the MAC Condition) have been included for the benefit of both the Seller and the Purchaser and may be relied upon, in the case of any such Condition not having been satisfied, as a ground for Closing not to take place. Accordingly, the Conditions in clause 3.1 (other than the MAC Condition) may only be waived, in whole or in part, or the period in which the Conditions are to be satisfied, extended, by the written agreement of the Seller and the Purchaser.

3.11 The Seller and the Purchaser shall each notify the other promptly upon becoming aware:

(a)	that any of the Conditions have been fulfilled; or

(b)	of anything which will or may prevent any of the Conditions from being satisfied on or prior to the Long Stop Date.

3.12 The first Business Day in London on or by which all Conditions have been fulfilled (or waived in accordance with clause 3.10) is the Unconditional Date.

3.13 If the Unconditional Date has not occurred on or before the Long Stop Date, then the Seller or the Purchaser may, by written notice to the other party, terminate this Agreement, and upon delivery of such notice, neither the Seller nor the Purchaser shall be bound to proceed with the Proposed Transactions and, except for the Surviving Provisions, this Agreement shall automatically terminate and be of no further force or effect and no party shall have any claim hereunder of any nature whatsoever against the other party (save in respect of accrued rights and/or liabilities arising from the prior breach of this Agreement), provided, however, that the right to terminate this Agreement under this clause 3.13 shall not be available (i) to the Seller if it is in material breach of or has materially breached its obligations under this Agreement or (ii) to the Purchaser if it has materially breached its obligations under this Agreement and, in the case of both (i) and (ii), such breach has contributed materially to the non-satisfaction of the relevant Condition(s).

4. PRE-CLOSING UNDERTAKINGS

4.1 From the Offer Date until Closing, the Seller shall procure or shall have procured (except as may be approved by the Purchaser in writing and other than with respect to the Permitted Actions) that the Acquired Businesses are carried on in all material respects only in the ordinary course and shall comply with the obligations set out in Schedule 7.

4.2 Other than in the circumstance in which the MAC Condition is the only Condition that has not been satisfied, if Closing does not take place because this Agreement has been terminated in accordance with clause 3.12, the Purchaser shall, not later than two Business Days after such termination, and without prejudice to any other remedies which the Seller may have under this Agreement in relation to any other matter, pay to the Seller an amount of €25,000,000.

4.3 From the Offer Date until Closing, the Seller shall co-operate with the Purchaser in developing the integration programme as outlined in Annex 3 to the Offer Letter to facilitate the orderly transfer of the Acquired Businesses to the Purchaser (including the migration and transfer of all Business Information, and communicating with customers, suppliers and clients of the Acquired Businesses).

5. CLOSING

5.1 Closing shall take place at the offices of the Seller’s Lawyers in Amsterdam on the Business Day immediately after the Closing Time (such date being the Closing Date).

5.2 At Closing each of the Seller and the Purchaser shall deliver or perform (or procure that there is delivered or performed) all those documents, items and actions listed in relation to that party or any of its Affiliates in Schedule 8.

5.3 Receipt of funds in accordance with paragraph 1(b) of Part C of Schedule 8 shall constitute a good discharge of the Purchaser’s obligation in respect of the payment of the Closing Payment. The Purchaser shall not be concerned to see that the moneys transferred are applied in paying the Share Sellers or the Business Sellers in accordance with their respective entitlements.

6. SELLER WARRANTIES

6.1 The Seller warrants to the Purchaser as at the Offer Date that: (i) each of the Warranties is accurate and not misleading, and (ii) the Warranties contained in paragraph 1 and sub-paragraphs 5.1, 5.3 and paragraph 8 of Part A of Schedule 4; paragraphs 1 and 3 of Part B of Schedule 4; paragraphs 1 and 7 of Part E of Schedule 4; and paragraph 1 of Part F of Schedule 4 will be accurate and not misleading at the Closing Date as if repeated immediately before the Closing Date by reference to the facts and circumstances subsisting at that date on the basis that any reference in the Warranties, whether express or implied, to the Offer Date is substituted by reference to the Closing Date. The Warranties are given subject to the limitations set out in Schedule 5 and the limitations set out in the Tax Covenant insofar as they are expressed to apply to the Tax Warranties.

6.2 None of the limitations in Schedule 5 or the Tax Covenant shall apply to any Claim or claim under the Tax Covenant which arises (or to the extent that it is increased) as a consequence of fraud or fraudulent misrepresentation by any member of the Seller Group or by any director or officer of any member of the Seller Group.

6.3 The Warranties shall continue in full force and effect notwithstanding Closing, and Closing shall not in any way constitute a waiver of the Purchaser’s right to damages.

6.4 The Seller agrees and undertakes on behalf of itself and each member of the Seller Group that, if any claim is made against any of them by the Purchaser in connection with the sale of the Shares and/or the Businesses to the Purchaser, they shall not make any claim against any Employee on whom they may have relied before agreeing to any terms of this Agreement or the Tax Covenant or authorising any statement in the Disclosure Letter, unless such claim is the result of wilful misconduct, gross negligence or fraud of such Employee.

7. PURCHASER WARRANTIES

The Purchaser warrants to the Seller as at the Offer Date in the terms of the warranties set out in Schedule 6.

8. CONDUCT OF PURCHASER CLAIMS

8.1 If the Purchaser or any Designated Purchaser receives written notice of any claim or potential claim by a third party (a Third Party Claim), which might reasonably result in a Non-Tax Claim being made, the Purchaser shall promptly (and in any event within 20 Business Days of it or a Designated Purchaser receiving such notice) give notice of the Third Party Claim to the Seller and ensure that the Seller and its representatives are given all reasonable information and access to facilities to investigate it, provided that any failure by the Purchaser to give such notice to the Seller under this clause 8.1 shall not prevent any Claim by the Purchaser or extinguish any liability of the Seller under this Agreement but may be taken into account in calculating any such liability of the Seller to the extent that the Seller establishes that such liability is increased by such failure.

8.2 Furthermore, if:

(a)	the Seller has confirmed to the Purchaser in writing that the subject matter of the Third Party Claim shall give rise to a Claim (without prejudice to the restrictions and limitations set out in Schedule 5), the Purchaser shall:

(i)	not (and procure that each member of the Purchaser Group shall not) admit liability or make any agreement or compromise in relation to the Third Party Claim without prior written approval of the Seller;

(ii)	(subject to the Purchaser or the relevant member of the Purchaser Group being indemnified by the Seller against all reasonable out of pocket costs and expenses incurred in respect of that Third Party Claim) ensure that it and each member of the Purchaser Group shall:

(A)	take such action as the Seller may reasonably request to avoid, resist, dispute, appeal, compromise or defend the Third Party Claim;

(B)	allow the Seller (if it elects to do so) to take over the conduct of all proceedings and/or negotiations as the Seller may reasonably deem appropriate in connection with the Third Party Claim; and

(C)	provide such information and assistance as the Seller may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to the Third Party Claim.

(b)	the Seller has notified the Purchaser in writing that the subject matter of the Third Party Claim, in the view of the Seller, does not give rise to a Claim, the following shall apply:

(i)	the Seller shall not (and shall procure that each member of the Seller Group shall not) admit liability or make any agreement or compromise in relation to the Third Party Claim without prior written approval of the Purchaser;

(ii)	the Purchaser shall not (and shall procure that each member of the Purchaser Group shall not) admit liability or make any agreement or compromise in relation to the Third Party Claim without prior written approval of the Seller;

(iii)	(subject to each party bearing their own costs) both the Seller (with respect to itself and the other members of the Seller Group) and the Purchaser (with respect to itself and the other members of the Purchaser Group) shall:

(A)	take such action as may be reasonably necessary and as requested by the other to avoid, resist, dispute, appeal, compromise or defend the Third Party Claim;

(B)	shall jointly and in consultation with each other conduct the proceedings and/or negotiations as may reasonably be deemed appropriate in connection with the Third Party Claim; and

(C)	provide such information and assistance to each other as the other may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to the Third Party Claim.

(c)	the Purchaser has notified the Seller in writing that the Purchaser shall not, and therefore irrevocably waives any right to, institute a Claim in relation to the subject matter of the relevant Third Party Claim, Parties agree that clauses 8.2(a) and 8.2(b) shall not apply.

9. NO RIGHTS OF RESCISSION OR TERMINATION

9.1 Subject to Clause 3.12, neither the Purchaser nor any Designated Purchaser shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever (whether before or after Closing). This shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.

9.2 Notwithstanding clause 9.1, if at any time before Closing any Material Adverse Change occurs then, subject to remaining provisions of this clause 9, the Purchaser may give written notice (a MAC Notice) to the Seller at any time before Closing to terminate this Agreement (other than the Surviving Provisions). Upon such a MAC Notice being served, Closing shall in any event be postponed until the steps and processes described in the remaining provisions of this clause 9 (being the remedial steps and the dispute resolution process) have been taken or followed.

9.3 The occurrence of a Material Adverse Change shall not entitle the Purchaser to terminate this Agreement unless the Seller receives a MAC Notice prior to Closing and the relevant facts and circumstances underlying the alleged Material Adverse Change, to the extent capable of remedy, have not been remedied (at least to such an extent that the relevant facts and circumstances no longer constitute a Material Adverse Change) within thirty (30) days after the date on which such MAC Notice is served on the Seller, it being understood that the taking of any steps to remedy the relevant facts and circumstances underlying the alleged Material Adverse Change shall not constitute any form of acknowledgement from the Seller that such facts and circumstances indeed constitute a Material Adverse Change. The taking of any such remedial steps shall therefore be without prejudice to (a) the ability of the Seller to serve a Disputed MAC Notice and (b) any argument of the Seller that the relevant facts and circumstances do not constitute a Material Adverse Change.

9.4 The Seller may notify the Purchaser in writing within 10 Business Days after receipt of a MAC Notice if it does not accept that a Material Adverse Change has occurred (a Disputed MAC Notice), in which case clauses 9.5 to 9.8 below shall apply. If the Seller:

(a)	fails to give a Disputed MAC Notice within that time period; and

(b)	has not remedied the relevant facts and circumstances underlying the alleged Material Adverse Change within the period referred to in clause 9.3,

this Agreement (other than the Surviving Provisions) shall terminate forthwith, in which case neither party shall have any claim of any nature whatsoever against the other party under this Agreement (save in respect of any rights and liabilities which have accrued before termination or in relation to any of the Surviving Provisions).

9.5 If the Seller gives a valid Disputed MAC Notice under clause 9.4 the Parties shall use reasonable endeavours for a period of 10 Business Days from the date on which the Purchaser received the Disputed MAC Notice to resolve the dispute, failing which the question of whether a Material Adverse Change has occurred shall be referred on the application of either party within 5 Business Days of the end of the 10 Business Day period referred to above to the following firm of such accountants: Ernst & Young to determine the matter (the MAC Expert).

9.6 If the MAC Expert determines that:

(a)	a Material Adverse Change has occurred and the Seller has not remedied the relevant facts and circumstances underlying the alleged Material Adverse Change within the period referred to in clause 9.3, this Agreement (other than the Surviving Provisions) shall terminate forthwith, in which case neither party shall have any claim of any nature whatsoever against the other party under this Agreement (save in respect of any rights and liabilities which have accrued before termination or in relation to any of the Surviving Provisions); or

(b)	a Material Adverse Change has not occurred, the Purchaser shall have no right to terminate this Agreement on the basis of the alleged Material Adverse Change.

9.7 If there is a reference to the MAC Expert under clause 9.5 above, the following provisions shall apply:

(a)	the MAC Expert shall be instructed to notify the Purchaser and the Seller of its determination within 10 Business Days of the referral;

(b)	the Purchaser and the Seller shall within 3 Business Days of the referral make written submissions in relation to the alleged Material Adverse Change and, if so directed by the MAC Expert, shall attend any hearing before him and make oral submissions as required by him;

(c)	the MAC Expert shall be entitled to engage such firm of independent legal (and other) advisors as it may consider appropriate in order to assist and advise with respect to the MAC Expert making its determination;

(d)	the MAC Expert shall act as expert and not as arbitrator, and the MAC Expert’s determination shall, in the absence of manifest error, be final and binding on the Purchaser and the Seller and shall be deemed to have been accepted and approved by each of them;

(e)	the fees and expenses of the MAC Expert (including any advisors engaged by the MAC Expert in accordance with paragraph (c) above) shall be borne by the Seller and the Purchaser in equal proportions;

(f)	each party shall be responsible for the costs of its own advisers;

(g)	each party shall and shall procure that its relevant Affiliates shall give the MAC Expert prompt access to, and the right to take copies of, the books, records and computer files relating to an alleged Material Adverse Change in their possession or control and shall provide the MAC Expert with such other information and assistance as he may reasonably request.

9.8 The Seller shall and shall procure that its Affiliates shall give the Purchaser and its advisers prompt access to the books, records and computer discs relating to any possible Material Adverse Change in their possession or control for the purposes of allowing the Purchaser to assess whether or not a Material Adverse Change has occurred and/or whether a Material Adverse Change is capable of remedy and/or whether a Material Adverse Change has been effectively remedied and for the purpose of enabling the Purchaser and its advisers to prepare its submission to the MAC Expert.

10. BUSINESS ASSETS, CONTRACTS AND LIABILITIES

10.1 Nothing in this Agreement or any Transaction Document shall operate to transfer any of the Excluded Assets to the Purchaser (or any Business Purchaser) or make the Purchaser (or any Business Purchaser) liable for any of the Excluded Liabilities.

10.2 Subject to clause 10.7, the Purchaser (or the relevant Business Purchaser) shall become entitled to the benefits under the Business Contracts and Business Claims and this Agreement shall constitute an assignment of the benefit of the Business Contracts and Business Claims to the relevant Business Purchaser with effect from Closing.

10.3 Each Business Purchaser shall from Closing:

(a)	assume and discharge when due any and all Assumed Liabilities of the Business Seller (including obligations arising under the Business Contracts) relating to the relevant Business;

(b)	indemnify the Seller (or the relevant Affiliate) against any and all such Assumed Liabilities and any and all Costs suffered or incurred by any of them as a result of any such Assumed Liabilities or any failure to perform and discharge any obligations arising under the Business Contracts; and

(c)	indemnify the Seller and each of its Affiliates against any and all such Assumed Liabilities and any and all Costs suffered or incurred by any of them (including in relation to any claim brought against any of them by the Worldwide Household Business Purchaser) in relation to any such Assumed Liabilities or any failure to perform and discharge any obligations arising under the Business Contracts.

10.4 Parties agree that the provisions of paragraphs 11(a), 12-14, 16, 17, 19 and 20 of Schedule 5 shall mutatis mutandis apply to an claim or potential claim of the Seller in relation to the matters referred to in clause 10.3, provided that any reference in such paragraphs to the Purchaser or a Designated Purchaser shall be considered a reference to the Seller or a Designated Seller, and vice versa.

10.5 After Closing, the Purchaser shall at its cost execute and deliver all such further documents and/or take such other action as:

(a)	the Seller may reasonably request in order to effect the release and discharge in full of the relevant member of the Seller Group from any Assumed Liabilities or the assumption by the Purchaser (or a Designated Purchaser) as the primary obligor in respect of any Assumed Liabilities in substitution for the relevant member of the Seller Group (in each case on a non-recourse basis to any member of the Seller Group); and

(b)	the Seller may reasonably request in order to effect the release and discharge in full of the relevant member of the Worldwide Household Business Purchaser Group from any Assumed Liabilities or the assumption by the Purchaser (or a Designated Purchaser) as the primary obligor in respect of any Assumed Liabilities in substitution for the relevant member of the Worldwide Household Business Purchaser Group (in each case on a non-recourse basis to any member of the Worldwide Household Business Purchaser Group).

10.6 After Closing, the Seller shall to procure that the Worldwide Household Business Purchaser shall at its cost execute and deliver all such further documents and/or take such other action as the Purchaser may reasonably request in order to effect the release and discharge in full of the relevant member of the Purchaser Group from any Excluded Liabilities or the assumption by the Worldwide Household Business Purchaser as the primary obligor in respect of any Excluded Liabilities in substitution for the relevant member of the Purchaser Group (in each case on a non-recourse basis to any member of the Purchaser Group).

10.7 The provisions of Schedule 9 shall apply if and to the extent that the benefit and/or burden of any of the Business Contracts and Business Claims cannot be assigned, transferred or novated to the Purchaser or the relevant Designated Purchaser except by an agreement of novation or without obtaining a consent, approval, waiver or the like to the assignment, transfer or novation from a third party (each such agreement of novation or consent being a Third Party Consent).

11. SPECIFIC INDEMNITIES

11.1 The Seller (or the relevant Affiliate) shall from Closing indemnify and keep indemnified on demand each member of the Purchaser Group against any and all:

(a)	Costs and Liabilities suffered or incurred by any of them arising out of or in connection with any of the Excluded Assets or Excluded Liabilities;

(b)	Environmental Liabilities suffered or incurred by any of them (except for any Assumed Environmental Liabilities) including, without limitation, the Excluded Amersfoort Liabilities;

(c)	Costs and Liabilities suffered or incurred by any of them arising out of or in connection with any pre-Closing restructuring steps that are taken in advance of any transfer of Shares or Businesses (or any part thereof) to the Purchaser or its Affiliates; and

(d)	Fines imposed by a Governmental Entity, any damages awarded to claimants through private enforcement or costs associated with administering any investigation or action, in each case suffered or incurred by any member of the Purchaser Group arising out of or in connection with any infringements of Article 81 or Article 82 of the EC Treaty or Section 2 or Section 18 of the Competition Act 1998 or any other anti-trust or similar legislation in any jurisdiction by any Target Company or Business Seller (insofar as it relates to the Acquired Businesses), but only to the extent that such infringements took place prior to Closing.

11.2 Parties agree that the provisions of:

(a)	clause 8; and

(b)	paragraphs 4(c), 9, 11-14, 16, 17, 19 and 20 of Schedule 5,

shall apply mutatis mutandis to an claim or potential claim of the Purchaser in relation to the matters referred to in clause 11.1.

11.3 In addition to the provisions of clause 11.2, parties agree that the provisions of paragraphs 5 and 15 shall apply mutatis mutandis to a claim or potential claim of the Purchaser in relation to the matters referred to in clause 11.1(d).

11.4 No clause of this Agreement shall operate to require:

(i)	the Purchaser to indemnify the Seller or any member of the Seller Group against any Liabilities relating to or arising from any pollution, contamination or hazardous substances at or under any Relevant Property that has migrated on or after Closing from any property owned or occupied by any member of the Seller Group and/or the Worldwide Household Business Purchaser Group; or

(ii)	the Seller to indemnify the Purchaser or any member of the Purchaser Group against any Liabilities relating to or arising from any pollution, contamination or hazardous substances at or under any property owned or occupied by any member of the Seller Group and/or the Worldwide Household Business Purchaser Group that has migrated on or after Closing from any Relevant Property.

12. RELEVANT PROPERTIES

The provisions of Schedule 10 shall apply in respect of the Relevant Properties.

13. INTELLECTUAL PROPERTY AND IT

The parties shall comply with their obligations set out in Schedule 11 in respect of the use of IPR, Information Technology and/or IT Systems by the Seller Group, the Purchaser Group and the Acquired Businesses on and after Closing.

14. EMPLOYEES

14.1 The parties intend that the contracts of employment of the Employees will have effect from the close of business on the Closing Date, as if originally made between each Employee and the relevant Business Purchaser or relevant Target Company. Accordingly, if the rights, powers, duties, liabilities and obligations of the relevant member of the Seller Group in respect of any contracts of employment with its Employees in force immediately before the Closing Date do not apply between the relevant Target Companies or Business Purchasers and such Employees on the Closing Date:

(a)	the relevant Target Company or Business Purchaser shall, within fourteen (14) days after the Closing Date, make offers of employment to the relevant Employees on terms and conditions (which shall include treating any period of service with any member of the Seller Group as if it were service with the Target Company or Business Purchaser, which shall include rights to retirement benefits, and which shall include a job position of a level or grade in terms of responsibilities and required skills) which are no less favourable taken as a whole than those on which each such Employee was employed by the relevant member of the Seller Group immediately prior to the Closing Date; and

(b)	where those Employees accept such offers of employment, the Seller will ensure that they are released from employment with the relevant member of the Seller Group with effect from the close of business on the Closing Date or on the date of acceptance of employment with the Target Company or Business Purchaser as the case may be, if later.

14.2 If, as a result of the Proposed Transactions contemplated by this Agreement, the contract of employment of any person who is not an Employee is found or alleged to have effect after the Closing Date as if originally made with the Purchaser or any member of the Purchaser Group, the following shall apply:

(a)	the Seller or other member of the Seller Group shall, within 14 days of being so requested by the Purchaser (which request can only be made within the period of 1 month following the Closing Date), make an offer of employment to the relevant person on terms and conditions which are no less favourable taken as a whole than those on which each such person was employed by the relevant member of the Seller Group immediately prior to the Closing Date;

(b)	in relation to any person who is not an Employee and who is not included in the Allocated and Attached Employee Adjustment, once that offer has been made and not accepted within 14 days after such offer having been made (or after the expiry of 14 days after it has been requested), the Seller will pay to the Purchaser an amount equal to the benefits that would have been payable in relation to the termination of such person, applying the redundancy and severance policies referred to in Clause 14.5 based on a termination by reason of redundancy and assuming a termination as per the expiry of the job offer or the expiry of 14 days after the Purchaser will have requested such an offer to be made;

(c)	where that person accepts such offer of employment, the Purchaser will ensure that such person is released from employment with the relevant member of the Purchaser Group with effect from the date of acceptance of employment with the Seller or other member of the Seller Group.

14.3 The Purchaser shall provide the Seller with such information as the Seller may reasonably request in writing as is necessary for any member of the Seller Group to comply with any legal requirement (whether statutory or pursuant to any written agreement with, or the constitution of, any works council or other employee representative body) in relation to the Proposed Transactions to consult with or inform the Employees (or any of them), a relevant trade union, a relevant works council or any other employee representatives. The obligations under this Clause 14.3 shall apply mutatis mutandis to the Seller.

14.4 For a period of not less than 12 months from the Closing Date, the Purchaser shall, and shall procure that the relevant Target Companies and the Business Purchasers shall, make no changes to the compensation and other terms and conditions of employment (which shall include retirement benefits on the basis that, provided equivalent value is maintained, there is no requirement to maintain the type or shape of retirement benefit provided under the relevant plan of the Seller Group) of each relevant Employee (including any such individuals on approved leave of absence) which will cause them to be less favourable, taken as a whole, than those terms and conditions of employment on which each Employee was employed by the Seller Group immediately before the Closing Date, to the extent that such terms and conditions are reasonably in line with the terms and conditions disclosed in the Data Room and referred to in the Disclosure Letter and subject to changes made in the normal course of business. Furthermore, the Purchaser shall treat any period of service of an Employee with any member of the Seller Group and with predecessor entities, as if it were service with the relevant Target Company or Business Purchaser or any member of the Purchaser Group. For the avoidance of doubt, nothing in this Clause 14.4 shall be construed as requiring the Purchaser or any member of the Purchaser Group to continue to employ any Employee during such period from the Closing Date or thereafter. This Clause 14.4 does not apply to rights to Retirement Benefits which are dealt with under Schedule 12.

14.5 For a period of not less than 12 months from the Closing Date, the Purchaser shall, and shall procure that the relevant Target Companies and the Business Purchasers shall, provide to each relevant Employee the same redundancy and severance policies of the Seller Group as were provided to them as of the Closing Date, provided that such terms and conditions are reasonably in line with the terms and conditions disclosed in the Data Room and referred to in the Disclosure Letter and subject to changes made in the normal course of business, such that if any member of the Purchaser Group terminates the employment of any such Employee within such period, the Purchaser shall, or shall procure, payment to such Employee of at least the same value to which that Employee would have been entitled under those redundancy and severance policies (and for purposes of determining such value, the Purchaser shall credit that Employee with both his or her years of employment with any member of the Seller Group and the term of his or her employment with any member of the Purchaser Group). For the avoidance of doubt, nothing in this Clause 14.5 shall be construed as requiring the Purchaser or any member of the Purchaser Group to continue to employ any Employee during such period from the Closing Date or thereafter. This Clause 14.5 does not apply to rights to Retirement Benefits which are dealt with under Schedule 12.

14.6 The Purchaser shall, and shall procure that each relevant Target Company and Business Purchaser shall, subject to Part (B), paragraph 6 of Exhibit 6, from Closing:

(a)	assume and discharge when due any and all Employee Liabilities in respect of any period after Closing; and

(b)	indemnify the Seller and each of its Affiliates on an after-tax basis against any and all such Employee Liabilities set out in (a) and any and all Costs suffered or incurred by any of them as a result of any such Employee Liabilities.

14.7 The Seller shall, and shall procure that each relevant member of the Seller Group shall, subject to Part (B), paragraph 6 of Exhibit 6, from Closing:

(a)	assume and discharge all Liabilities in respect of the Employees in respect of any period on or before Closing; and

(b)	indemnify the Purchaser as agent and/or trustee for each member of the Purchaser Group on an after-tax basis against any and all such Liabilities set out in (a) and any and all Costs suffered or incurred by any of them as a result of any such Liabilities.

14.8 If, as a result of the Proposed Transactions, any Employee who is entitled to terminate his contract of employment and receive a severance payment so terminates and becomes so entitled, the Purchaser shall indemnify the Seller as agent and/or trustee for each member of the Seller Group against any and all Liabilities or Costs incurred by the Seller or any member of the Seller Group as a result of such termination if such right was a direct result of a change by any member of the Purchaser Group to the terms and conditions of employment, function level, job content of the individual compared to the situation immediately prior to Closing.

14.9 The Seller shall indemnify the Purchaser as agent and/or trustee for each member of the Purchaser Group on an after-tax basis against any Liabilities and any and all Costs incurred by the Purchaser or any member of the Purchaser Group in respect of:

(a)	any material failure by the Seller, any member of the Seller Group or any Target Company to comply with its obligations under the Regulations relating to the requirement to inform and consult employee representatives and Employees in relation to the implementation of the Proposed Transactions, except to the extent that such failure to inform and consult is caused by the Purchaser failing to comply with its obligations under such applicable law; and

(b)	any and all Liabilities, including tax and social security liabilities, in respect of any Employee incurred in respect of, or otherwise in connection with, the vesting of or exercise of any awards under any share incentive or share option scheme operated by the Seller or any retention bonus triggered as a result of the Proposed Transactions.

15. RETIREMENT BENEFITS

The provisions of Schedule 12 shall apply in respect of retirement benefit arrangements for the Employees.

16. TAX

16.1 The provisions of Schedule 13 shall apply in relation to taxation.

16.2 The Tax Covenant shall come into effect at the Closing Time.

17. INSURANCE

17.1 From the Offer Date until (and including) the Closing Date, members of the Seller Group and the Target Companies shall continue in force all policies of insurance maintained by them in respect of the Acquired Businesses. Until the Closing Date, the Seller shall procure that each Target Company and (in relation to the Acquired Businesses) Business Seller shall take such action as can be expected from a reasonably prudent businessman and as is reasonably necessary in order to maintain any of its insurances in force until the Closing Date.

17.2 Upon Closing, all insurance cover arranged in relation to the Acquired Businesses by the Seller Group (whether under policies maintained with third party insurers or other members of the Seller Group) shall cease (other than in relation to insured events taking place before Closing) and no member of the Purchaser Group (including, for the avoidance of doubt, the Target Companies) shall make any claim under any such policies in relation to insured events arising after Closing. The Seller shall be entitled to make arrangements with its insurers to reflect this clause.

17.3 All proceeds of insurance paid to and received by the Seller or its Affiliates (in excess of any deductible, retention or self-insurance amount) in respect of any event that occurs on or before the Closing Date, to the extent that the proceeds are for damaged properties or assets that constitute Business Assets or assets of the Target Companies, shall:

(a)	to the extent the damage to the Business Assets or the assets of the Target Companies to which the proceeds pertain has not been repaired or restored or paid for by the Seller on or prior to Closing, be paid over to the Purchaser at the Closing or, if no proceeds have been received before the Closing, the Seller shall assign its claim thereto to the Purchaser promptly following the Closing Date; and

(b)	to the extent the damage to the Business Assets or the assets of the Target Companies to which the proceeds pertain has been repaired or restored or paid for by the Seller on or prior to Closing, be retained by the Seller or, if no proceeds have been received before the Closing, the Seller shall be entitled to retain the same once received.

17.4 This clause 17 shall not apply, and the provisions of Schedule 10 shall apply, in respect of the treatment of any buildings insurance cover or proceeds of such insurance (or any other matters relating to such building insurance) relating to the Relevant Properties.

18. TRADE DEBTORS AND TRADE CREDITORS

The provisions of Schedule 14 shall apply in respect of the treatment of Trade Debtors and Trade Creditors.

19. PAYMENT OF INTER-COMPANY DEBT

The provisions of Schedule 15 shall apply in respect of the payment of Inter-Company Debt.

20. GUARANTEES AND OTHER THIRD PARTY ASSURANCES

20.1 The Purchaser shall ensure that at Closing (or as soon as reasonably practicable thereafter) each member of the Seller Group is released in full from all Third Party Assurances listed in Part A of Exhibit 1 given by it in respect of obligations of any Target Company or relating to any Business Contract. In addition, the Purchaser shall use its reasonable best endeavours to ensure that, as soon as reasonably practicable after becoming aware of any other Third Party Assurance in respect of any obligations of any Target Company or relating to any Business Contract, each member of the Seller Group is released in full from such Third Party Assurance. Pending release of any Third Party Assurance referred to in this clause 20.1, the Purchaser shall indemnify the Seller and each of its Affiliates against any and all Costs arising after Closing under or by reason of that Third Party Assurance.

20.2 The Purchaser shall ensure that at Closing each member of the Worldwide Household Business Purchaser Group is released in full from all Third Party Assurances listed in Part B of Exhibit 1 given by it in respect of obligations of any Target Company or relating to any Business Contract. In addition, the Purchaser shall use its reasonable efforts to ensure that, as soon as reasonably practicable after becoming aware of any other Third Party Assurance in respect of any obligations of any Target Company or relating to any Business Contract, each member of the Worldwide Household Business Purchaser Group is released in full from such Third Party Assurance. Pending release of any Third Party Assurance referred to in this clause 20.2, the Purchaser shall indemnify the Worldwide Household Business Purchaser and each of its Affiliates against any and all Costs arising after Closing under or by reason of that Third Party Assurance.

20.3 The Seller shall ensure that at Closing each Target Company is released in full from all Third Party Assurances listed in Part C of Exhibit 1 given by it in respect of obligations of any member of the Seller Group. In addition, the Seller shall use its reasonable best endeavours to ensure that, as soon as reasonably practicable after becoming aware of any other Third Party Assurance in respect of any obligations of any member of the Seller Group, each Target Company is released in full from such Third Party Assurance. Pending release of any Third Party Assurance referred to in this clause 20.3, the Seller shall indemnify the Purchaser and each of its Affiliates against any and all Costs arising after Closing under or by reason of that Third Party Assurance.

21. POST-CLOSING AGREEMENTS

21.1 The Purchaser agrees (and undertakes to procure) that:

(a)	no Target Company resident in the Philippines shall pay any dividends at any time between the Closing Date and the end of the tax accounting period of that Target Company in which the Closing Date occurs, excluding any transaction or action taken on the basis of Schedule 3;

(b)	no Target Company resident in the Philippines shall engage in any non-locally taxable income generating transaction outside the ordinary course of business and no tax or accounting election shall be made, revoked or amended by, or on behalf of, or with respect to, any such Target Company at any time between the Closing Date and the end of the tax accounting period of that Target Company in which the Closing Date occurs; and

(c)	with respect to Indonesia the following shall apply:

(i)	no Target Company resident in Indonesia shall pay any dividends that fall outside the ordinary historic course of Seller’s business of paying dividends to minority shareholders at any time between the Closing Date and the end of the tax accounting period of that Target Company in which the Closing Date occurs; and

(ii)	no Target Company resident in Indonesia shall until 30 June 2010 engage in any non-locally taxable income generating transaction outside the ordinary course of business and no tax or accounting election shall be made, revoked or amended by, or on behalf of, or with respect to, any such Target Company at any time between the Closing Date and the end of the tax accounting period of that Target Company in which the Closing Date occurs; and

(iii)	in respect of any actions described in sub-paragraph (ii) above to be taken by any Target Company resident in Indonesia after 30 June 2010 and before 1 July 2011 it shall consult with the Seller before taking any action that can reasonably be expected to affect the Seller’s US tax position.

21.2 The Seller shall not, and shall procure that no member of the Seller Group shall, within 18 months from the Closing Date solicit or entice away from the employment of any member of the Purchaser Group or any Business Purchaser any Key Manager without the prior written consent of the Purchaser or intentionally assist any person to do any of the foregoing. However, this provision shall not restrict the employment of any Key Manager:

(a)	whose employment with the relevant member of the Purchaser Group has then ceased or who has received notice terminating such employment;

(b)	who has responded independently to a published general recruitment advertisement not specifically directed at such Key Manager; or

(c)	who has, of his or her own accord, approached any member of the Seller Group in connection with such Key Manager being employed by a member of the Seller Group.

21.3 The Purchaser shall not, and shall procure that no member of the Purchaser Group shall, within 18 months from the Closing Date solicit or entice away from the employment of any member of the Seller Group any Seller Key Manager without the prior written consent of the Seller or intentionally assist any person to do any of the foregoing. However, this provision shall not restrict the employment of any Seller Key Manager:

(a)	whose employment with the relevant member of the Seller Group has then ceased or who has received notice terminating such employment;

(b)	who has responded independently to a published general recruitment advertisement not specifically directed at such Seller Key Manager; or

(c)	who has, of his or her own accord, approached any member of the Purchaser Group in connection with such Seller Key Manager being employed by a member of the Purchaser Group.

21.4 The Seller shall not, and shall procure that no member of the Seller Group shall, for as long as such member remains an Affiliate of the Seller, do any of the following things:

(a)	within two years after the Closing Date, be engaged or directly or indirectly interested in carrying on any business which competes with all or any part of the Acquired Businesses within the Territory as it is carried on at the Closing Date. This clause shall not prevent: (i) the holding of shares in a listed company for investment purposes only where the Seller does not exercise, directly or indirectly, any management function in the company concerned or any material influence in that company, which shall be taken to be the case if the shares do not confer more than 20 per cent. of the votes which could normally be cast at a general meeting of the company, (ii) acquiring in a single transaction or a series of related transactions any one or more companies and/or businesses which include a company or business which competes with all or any part of the Acquired Businesses within the Territory as it is carried on at the Closing Date, provided that such competing business does not represent more than 20 per cent. of the companies and/or businesses acquired in such transaction or series of related transactions (measured in terms of turnover), or (iii) the carrying on of any business by any member of the Seller Group, where the carrying on of such business existed prior to or at Closing (but not including the Acquired Businesses);

(b)	within two years after Closing, solicit the custom, in relation to goods or services sold to any person by any member of the Target Company or Business Seller in the course of its business within the Territory during the two years before the Closing Date, of that person in respect of similar goods or services within the Territory; and

(c)	assist any other person to do any of the foregoing things.

21.5 Each undertaking contained in this clause shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the Purchaser or the Seller, as the case may be.

22. WORLDWIDE HOUSEHOLD BUSINESS

22.1 Parties acknowledge that it is also the intention of the Seller to dispose of its Worldwide Household Business to one or more third parties (the Household Disposal). Parties have, however, agreed that Closing shall not be conditional upon the entering into and/or completion of the Household Disposal and accordingly acknowledge that it is possible that all or a certain part of the Worldwide Household Business will remain with the Seller Group. In this respect Parties agree that where in this Agreement reference is made to:

(a)	the allocation of any asset, liability or agreement to the Worldwide Household Business and/or the Worldwide Household Business Purchaser (or any of its Affiliates);

(b)	the entering into of any agreement with the Worldwide Household Business Purchaser (or any of its Affiliates);

(c)	the Seller undertaking to procure something from the Worldwide Household Business Purchaser (or any of its Affiliates),

such	reference shall:

(i)	to the extent that the relevant part of the Worldwide Household Business is at the relevant time still retained by the Seller Group and is not the subject of a completed transaction to dispose of such to a third party; and

(ii)	unless the Seller notifies the Purchaser otherwise in writing,

be replaced by a reference to the Seller (or any of its Affiliates) and/or the relevant part of the business that is to be retained by the Seller Group, as designated by the Seller.

23. INFORMATION, RECORDS AND ASSISTANCE POST-CLOSING

23.1 For 7 years following the Closing Date, each member of the Purchaser Group shall provide the Seller (at the Seller’s cost) with reasonable access at reasonable times on reasonable advance notice to (and the right to take copies of) the books, accounts, customer lists and all other records held by it after Closing to the extent that such books, accounts, customer lists and other records relate to the conduct or performance of the Acquired Businesses during the period prior to Closing (the Records). This obligation is subject to the provisions of clause 28 (Confidentiality).

23.2 For 7 years following the Closing Date, no member of the Purchaser Group shall dispose of or destroy any of the Records without first giving the Seller at least 2 months’ notice of its intention to do so and giving the Seller a reasonable opportunity to remove and retain any of them (at the Seller’s expense).

23.3 For 7 years following the Closing Date, each member of the Purchaser Group shall (at the Seller’s expense) also give such reasonable assistance to any member of the Seller Group as the Seller may reasonably request in relation to any third party proceedings by or against any member of the Seller Group so far as they relate to the Acquired Business, including proceedings relating to employees’ claims or taxation.

23.4 For 7 years following the Closing Date, the Seller shall, and shall procure that each member of the Seller’s Group shall, provide the Purchaser (at the Purchaser’s cost) with reasonable access at reasonable times on reasonable advance notice to: (i) any information (including Non-Exclusive Information) held by it (and the right to take copies of such information), provided that to the extent that such information also contains information that is confidential to the Worldwide Household Business or any other business conducted by any member of the Seller’s Group, such confidential information shall be redacted from the information to be provided to the Purchaser and (ii) any employees of the Seller Group, in each case as is reasonably required by the Purchaser in connection with the Acquired Businesses.

24. CHANGES OF NAME AND DOMAIN NAME REGISTRATIONS

24.1 The Purchaser shall procure that (i) to the extent legally possible in the relevant jurisdictions, within 45 days after the Closing Date, or (ii) otherwise as soon as reasonably practicable, the name of any Target Company which consists of or incorporates the term “SARA LEE”, “SARA”, “LEE”, “SL” or “KIWI” is changed to a name which does not include that term or any name which, in the reasonable opinion of the Seller, is substantially or confusingly similar.

24.2 Subject to clauses 24.3 and 24.4, the Purchaser shall not, and shall procure that its Affiliates, and (with effect from the Closing Date), the Target Companies and the Acquired Businesses, shall not:

(a)	carry out any advertising, marketing, promotional or sales activities that refer in any way whatsoever to the term “SARA LEE” (or any substantially or confusingly similar term) with effect from the Closing Date; or

(b)	order any packaging, labels or advertising, marketing, promotional or sales literature or other materials (including finished goods) bearing the term “SARA LEE” (or any substantially or confusingly similar term) with effect from the Closing Date.

24.3 Subject to clause 24.4, the Purchaser shall, and shall procure that the Business Purchasers, the Target Companies and the Acquired Businesses shall, as soon as reasonably practicable after the Closing Date (and in any event within 60 days afterwards), cease all further use of the term “SARA LEE” (or any substantially or confusingly similar term) and shall remove any trade or service name or mark, business name, logo, symbol or domain name related to or incorporating the term “SARA LEE” (or any substantially or confusingly similar term) from the properties and assets of the Target Companies and the Acquired Businesses.

24.4 Notwithstanding the restrictions set out in clauses 24.1 to 24.3, the Purchaser, the Target Companies and the Business Purchasers shall be permitted, and are hereby granted a non-exclusive licence:

(a)	for three months with effect from the Closing Date, to order packaging and labels that are identical to those used in the Acquired Businesses at the Closing Date; and

(b)	to use, sell or otherwise dispose of any packaging or labels or any advertising, marketing, promotional or sales literature or other materials for finished product existing at the Closing Date or as described in clause 24.4(a), that bear the term “SARA LEE” or “SL” or any trade or service name or mark, business name, logo or symbol incorporating the term “SARA LEE” or “SL” and to use the term “SARA LEE”, “SL” or any trade or service name or mark, business name, logo or symbol incorporating the term “SARA LEE” or “SL” on or in connection with any finished product yet to be packaged and/or labelled before being sold until such time as the last of such finished products (incorporating such packaging or labels) has been sold; provided that the Purchaser shall (and shall procure that the Target Companies and the Business Purchasers shall):

(i)	use all commercially reasonable efforts to dispose of such finished products (incorporating such packaging or labels) promptly after the Closing Date;

(ii)	not apply or affix any such packaging or labels to any products with effect from the date that is six months after the Closing Date;

(iii)	not make any changes to the advertising, marketing, promotional or sales literature and other material; and

(iv)	in any event, on or before the date which is 12 months following the Closing Date, cease all further use of the term “SARA LEE” (or any substantially or confusingly similar term) and destroy any unused packaging, labels or advertising, marketing, promotional or sales literature, other materials or finished product on which the term “SARA LEE” (or any substantially or confusingly similar term) is used and certify to the Seller that such destruction has occurred.

24.5 The Seller shall, and shall procure that each member of the Seller Group and the Worldwide Household Business Purchaser shall, upon Closing or as soon as reasonably practicable thereafter remove from any web sites which it is retaining (or, as the case may be, acquiring in connection with the Worldwide Household Business) any reference to the Acquired Businesses and delete any hypertext links which connect any such web sites to web sites which relate to the Acquired Businesses.

24.6 The Purchaser shall, and shall procure that each member of the Purchaser Group shall, upon Closing or as soon as reasonably practicable thereafter remove from any web sites which it acquires pursuant to the terms of this Agreement any reference to the Worldwide Household Business or any business to be retained by the Seller or other member of the Seller Group and delete any hypertext links which connect any such web sites to web sites which relate to the Worldwide Household Business or any business to be retained by the Seller or other member of the Seller Group.

24.7 On or as soon as reasonably possible after Closing, the Purchaser and the Seller shall send out a joint notice in the Agreed Form to an agreed list of the suppliers, customers and clients of the Acquired Businesses advising them of the transfer of the Acquired Businesses.

25. AGENCY STRUCTURE

Each of the Seller and the Purchaser agrees that it is entering into this Agreement on its own behalf as principal and as agent on behalf of the Designated Sellers or (as the case may be) the Designated Purchasers on the basis set out in Schedule 17.

26. PAYMENTS

26.1 Any payment to be made pursuant to this Agreement by the Purchaser (or any member of the Purchaser Group) shall be made to the Seller’s Bank Account. The Seller agrees to pay each member of the Seller Group that part of each payment to which it is entitled.

26.2 Any payment to be made pursuant to this Agreement by the Seller (or any member of the Seller Group) shall be made to the Purchaser’s Bank Account. The Purchaser agrees to pay each member of the Purchaser Group that part of each payment to which it is entitled.

26.3 Payment under clause 26.1 and 26.2 shall be in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.

26.4 If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis.

27. ANNOUNCEMENTS

27.1 Neither the Seller nor the Purchaser (nor any of their respective Affiliates or representatives) shall make any announcement or issue any circular in connection with the existence or subject matter of this Agreement (or any other Transaction Document) without the prior written approval of the other.

27.2 The restriction in clause 27.1 shall not apply to the extent that the announcement or circular is required by law, by any stock exchange or any regulatory or supervisory body or authority of competent jurisdiction to which any party is subject or submits, whether or not the requirement has the force of law. If this exception applies, the party making the announcement or issuing the circular shall use its reasonable efforts to consult with the other party in advance as to its form, content and timing provided that any such announcement shall be made only after notice to the other party.

28. CONFIDENTIALITY

28.1 For the purposes of this clause 28:

(a)	Confidential Information means any written information and information transferred or obtained orally, visually, electronically or by any other means comprising:

(i)	(in relation to the obligations of the Purchaser) any information received or held by the Purchaser (or any of its Representatives) relating to the Seller Group or, prior to Closing, any of the Target Companies and/or the Businesses; or

(ii)	(in relation to the obligations of the Seller) any information received or held by the Seller (or any of its Representatives) relating to the Purchaser Group, or, following Closing, any of the Target Companies and/or the Businesses; and

(iii)	information relating to the provisions of, and negotiations leading to, this Agreement and the other Transaction Documents (including, without limitation, the Purchaser’s interest in the Acquired Businesses or any part thereof and any arrangements or document relating to the transactions contemplated by this Agreement and the other Transaction Documents);

(b)	Representatives means the respective directors, officers, employees, agents, advisers, accountants and consultants of each Party and of its respective Affiliates.

28.2 The Parties shall (and undertake to procure that their respective Affiliates and Representatives shall) maintain the confidentiality of the Confidential Information and shall not disclose Confidential Information to any person except (i) as permitted by this clause 28 or (ii) with the prior written approval of the other party.

28.3 This clause 28 shall not prevent the disclosure of Confidential Information by the Parties or their Representatives to the extent the relevant party can demonstrate that:

(a)	disclosure is required by law or by any stock exchange or any regulatory, governmental or antitrust body (including any tax authority) or any other relevant authority of competent jurisdiction to which any party is subject or submits having applicable jurisdiction (provided that if this exception applies, the party making such disclosure shall provide reasonable written notice of its intention to disclose such information and take into account the reasonable comments of the other party when making such disclosure);

(b)	disclosure is of Confidential Information which was lawfully in the possession of that party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held;

(c)	disclosure is of Confidential Information which has previously become publicly available other than as a result of the fault of that party, its Affiliates or their Representatives;

(d)	disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement (or any other Transaction Document); and

(e)	disclosure is required for the purpose of implementation of any of the arrangements and/or steps contemplated pursuant to this Agreement.

28.4 The Parties and their respective Affiliates shall only disclose Confidential Information to Representatives if they are reasonably required to do so for purposes connected with the transactions contemplated by this Agreement and only if the Representatives are informed of the confidential nature of the Confidential Information.

28.5 If this Agreement terminates, the Purchaser shall as soon as practicable on request by the Seller:

(a)	return to the Seller all written documents and other materials relating to the Seller, any Target Company, any Business or this Agreement (including any Confidential Information) which the Seller (or its Representatives) have provided to the Purchaser (or its Representatives) without keeping any copies of them;

(b)	destroy all information or other documents derived from such Confidential Information; and

(c)	so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device.

28.6 The Parties agree that the confidentiality letter between them in relation to the Transaction contemplated by this Agreement shall terminate forthwith and that none of them shall have any rights or remedies under the confidentiality letter save for antecedent breach.

29. JOINT AND SEVERAL LIABILITY UNILEVER PLC AND UNILEVER NV

All of the obligations of Unilever PLC and/or Unilever NV under or pursuant to this Agreement and the other Transaction Documents (whether or not expressed to be given by Unilever PLC and Unilever NV individually or together) are given jointly and severally and Unilever PLC and Unilever NV shall each have joint and several liability in respect of all such obligations.

30. ASSIGNMENT ETC.

Unless the Seller and the Purchaser specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it. Any purported assignment in contravention of this clause 30 shall be void.

31. FURTHER ASSURANCES

31.1 Each of the Seller and the Purchaser shall, for a period of 12 months from the Closing Date, do or procure the doing of all such acts and/or execute (or procure the execution of) such further documents as may be required by law or be necessary to implement and give effect to this Agreement, it being agreed that the Costs associated with the preparation of any such further documents for the recordal of the transfer to the Purchaser of any IPR shall be borne by the Purchaser. As soon as reasonably practicable following Closing, the Seller shall not, and shall procure that no member of the Seller Group shall, renew or use to host or redirect to any web site any domain name retained by the Seller Group that includes both the “SARA LEE” name and any trade name or mark comprised in the Business IP (in any order or combination). The Seller shall cease all use with effect from Closing of, and shall as soon as reasonably practical following Closing either abandon, surrender or allow to lapse any registration or application for, any trade mark that includes both SARA LEE, SARA, LEE, SL or KIWI and any trade name or mark comprised in the Business IP.

31.2 As soon as reasonably practicable following Closing and in any event on or before the date which is the first anniversary of the Closing Date, the parties shall review the composition of the Seller Group and the Acquired Businesses with a view to establishing whether any of them contains any asset (including any Intellectual Property Rights) which is owned by a member of the Seller Group but which is an asset that was intended, pursuant to the terms of this Agreement to transfer to the Purchaser Group as part of the Acquired Businesses or is owned by a member of the Purchaser Group but which is an Excluded Asset (together, the “Wrong Box Assets”). So far as permitted by law or by the provisions of any contract to be transferred pursuant to this clause 31.2, any such Wrong Box Assets shall be promptly transferred for no further consideration to (i) such member of the Purchaser Group as the Purchaser may specify, and shall be held on trust for the Purchaser pending such transfer or, as appropriate, to (ii) such member of the Seller Group as the Seller may specify, and shall be held on trust for the Seller pending such transfer.

31.3 The Seller shall ensure that:

(a)	no Intellectual Property Rights (other than relating to Information Technology) that relate exclusively to the Acquired Businesses and no IP Agreements that relate exclusively to the Acquired Businesses, and to the extent allocated to the Acquired Businesses in accordance with Exhibit 8 (and only to that extent) other IP Agreements, are assigned or otherwise transferred (including by means of a sale of the shares of the company that owns such Intellectual Property Rights or is a party to such IP Agreements) by a member of the Seller Group to the Worldwide Household Business Purchaser;

(b)	it is entitled, on terms substantially similar to those set out in clause 31.2, to recover from the Worldwide Household Business Purchaser any Intellectual Property Rights and IP Agreements described in clause 31.3(a) that are transferred by a member of the Seller Group to the Worldwide Household Business Purchaser; and

(c)	it exercises its rights described in clause 31.3(b).

31.4 To the extent that any member of the Purchaser Group receives any payment from a third party after Closing which is attributable to a Wrong Box Asset the Purchaser covenants to procure that such sum is promptly paid to such member of the Seller Group as the Seller may specify and is held on trust for the Seller pending such transfer.

31.5 To the extent that any member of the Seller Group receives any payment from a third party after Closing which is attributable to a Wrong Box Asset held by it the Seller covenants to procure that such sum is promptly paid to such member of the Purchaser Group as the Purchaser may specify and is held on trust for the Purchaser pending such transfer.

31.6 Each of the Seller and the Purchaser shall procure that its respective Affiliates comply with all obligations under this Agreement which are expressed to apply to any such Affiliates.

31.7 The Seller and the Purchaser agree that they shall, each bearing their own respective costs, cooperate with each other to ensure that to the extent possible all Environmental Consents required in order to carry on the Acquired Businesses as carried on at the date of Closing and which are transferable or otherwise require any notification or application to continue in force are transferred to the Purchaser (or to the relevant member of the Purchaser’s Group that carries on the Acquired Business to which any such Environmental Consent relates) or are the subject of a requisite notification or application, as the case may be, without undue delay. For the avoidance of doubt the primary responsibility for any application, notification or transfer of any Environmental Consent shall rest with the Purchaser (or relevant member of the Purchaser Group, as the case may be) save in respect of any Environmental Consent for which Environmental Law provides that any application, notification or transfer must be made or instigated by the Seller or by the Seller and Purchaser acting jointly. With effect from Closing the Purchaser shall assume the obligations and perform and carry out, complete and discharge all of the obligations under the Environmental Consents in good faith and in accordance with their terms and shall indemnify the Seller in respect of all liabilities, losses, costs, expenses, demands or claims suffered or incurred by the Seller in the period after Closing arising under or in relation to any of the Environmental Consents, except to the extent any such liability, loss, cost, expense, demand or claim arises from any act or omission of the Seller or any other member of the Seller Group.

31.8 The Seller shall have control and conduct of the Excluded Amersfoort Liabilities and shall, at its own cost, use reasonable endeavours to execute and deliver such documents and/or take such other action as is reasonably necessary in order to effect the assumption by a member of the Sellers Group of the obligations under the Amersfoort Agreements in respect of the Excluded Amersfoort Liabilities so that the relevant member of the Sellers Group becomes the obligor under the Amersfoort Agreements in substitution for the relevant member of the Purchaser’s Group as soon as reasonably practicable after Closing.

31.9 The Seller shall take reasonable steps to ensure that the Purchaser is reasonably informed of all material steps and action taken by the Seller in relation to the Excluded Amersfoort Liabilities and shall have regard to the reasonable representations of the Purchaser in relation to the Excluded Amersfoort Liabilities.

31.10 The Purchaser shall indemnify the Seller and each member of the Seller Group against any Liabilities suffered or incurred by the Seller or any member of the Seller Group to the extent that any act or omission of the Purchaser or any member of the Purchaser Group after Closing exacerbates or increases or worsens any pollution or contamination or hazardous substance that is the subject of the Excluded Amersfoort Liabilities.

32. COSTS

32.1 Except as otherwise provided in this Agreement (or any other Transaction Document), the Seller and the Purchaser shall each be responsible for its own costs, charges and other expenses (including those of its Affiliates) incurred in connection with the Proposed Transactions.

32.2 The Purchaser or its Affiliates shall bear all stamp duty, notarisation fees or other documentary transfer or transaction duties, and all stamp duty reserve tax, stamp duty land tax and any other transfer taxes (including, in each case, any related interest or penalties arising as a result of the execution of this Agreement or of any of the other Transaction Documents whether or not any of the same are assessed on the Purchaser or its Affiliates or the Seller or its Affiliates. For the avoidance of doubt, the obligations of the Purchaser under this clause 32.2 shall not apply with respect to any pre-Closing restructuring steps taken as part of the disposition structure described in Schedule 3 that are taken in advance of any transfer of Shares or Businesses (or any part thereof) to the Purchaser or its Affiliates, it being agreed that all stamp duty, notarisation fees or other documentary transfer or transaction duties, and all stamp duty reserve tax, stamp duty land tax and any other transfer taxes in connection with such steps shall be borne by the Seller or its Affiliates.

33. NOTICES

33.1 Any notice in connection with this Agreement shall be in writing in English and delivered by hand, fax, registered post or courier using an internationally recognised courier company. A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of transmission if delivered by fax provided that in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

33.2 The addresses and fax numbers of the parties for the purpose of clause 33.1 are:

Seller	Address: 3500 Lacey Road Downers Grove IL 60515 USA	Fax:

For the attention of:	General Counsel

Purchaser	Address: Unilever House 100 Victoria Embankment London EC4Y 0DY United Kingdom	Fax: +44 20 7822 6536

For the attention of:	General Counsel, Europe

34. CONFLICT WITH OTHER AGREEMENTS

34.1 If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the parties to this Agreement and as between any members of the Seller Group and any members of the Purchaser Group) unless (i) such other agreement expressly states that it overrides this Agreement in the relevant respect and (ii) the Seller and the Purchaser are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

34.2 Without prejudice to clause 34.1, the Purchaser undertakes that no claim shall be made by any member of the Purchaser Group under any of the Local Agreements for breach of any warranty, representation, undertaking, covenant or indemnity relating to the sale of any of the Target Companies and/or Businesses (or part thereof).

35. WHOLE AGREEMENT

35.1 In this clause 35 the Relevant Parties shall mean the Seller, the Purchaser, each Designated Seller and each Designated Purchaser, and each of them shall be a Relevant Party.

35.2 This Agreement and the other Transaction Documents together set out the whole agreement between the Relevant Parties in respect of the sale and purchase of the Shares and the Businesses and supersede any prior agreement (whether oral or written) relating to the Proposed Transactions. It is agreed that:

(a)	no Relevant Party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of any other Relevant Party (or any of its Connected Persons) in relation to the Proposed Transactions which is not expressly set out in this Agreement or any other Transaction Document;

(b)	any terms or conditions implied by law in any jurisdiction in relation to the Proposed Transactions are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right, or remedies in relation to them are irrevocably waived;

(c)	the only right or remedy of a Relevant Party in relation to any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document; and

(d)	except for any liability in respect of a breach of this Agreement or any other Transaction Document, no Relevant Party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to any other Relevant Party (or its respective Connected Persons) in relation to the Proposed Transactions provided that this clause shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation. Each Relevant Party agrees to the terms of this clause 35 on its own behalf and as agent for each of its Connected Persons. For the purpose of this clause, Connected Persons means (in relation to a Relevant Party) the officers, employees, agents and advisers of that Relevant Party or any of its Affiliates.

36. WAIVERS, RIGHTS AND REMEDIES

Except as expressly provided in this Agreement, no failure or delay by any party in exercising any right or remedy relating to this Agreement or any of the Transaction Documents shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

37. COUNTERPARTS

This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect together with such final text as a complete authoritative counterpart.

38. VARIATIONS

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of the direct contracting parties to it. For this purpose, a variation to this Agreement shall include any deletion, addition, supplement or replacement, howsoever effected.

39. INVALIDITY

Each of the provisions of this Agreement and the other Transaction Documents is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

40. THIRD PARTY ENFORCEMENT RIGHTS

A person who is not a party to this Agreement shall have no right under any statutory provision to enforce any of its terms.

41. GOVERNING LAW AND JURISDICTION

41.1 This Agreement shall be governed by, and interpreted in accordance with, English law.

41.2 Except as expressly provided otherwise in this Agreement, the courts of England are to have exclusive jurisdiction to settle any disputes which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement. For such purposes each party irrevocably submits to the jurisdiction of the English courts, waives any objections to the jurisdiction of those courts and irrevocably agrees that a judgment or order of the English courts in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

41.3 The Purchaser shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement. The Purchaser’s agent for service shall be Unilever PLC, Unilever House, Blackfriars, London EC4P 4BQ, United Kingdom (or such other person as notified in writing to the Seller) and any claim form, judgment or other notice of legal process shall be sufficiently served on the Purchaser if delivered to such agent at its address for the time being.

41.4 The Seller shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement. The Seller’s agent for service shall be Sara Lee UK Finance Limited, 225 Bath Road, Slough SL1 4AU, United Kingdom (or such other person as notified in writing to the Seller) and any claim form, judgment or other notice of legal process shall be sufficiently served on the Seller if delivered to such agent at its address for the time being.